ADMP 8-K

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

between

ADAMIS PHARMACEUTICALS CORPORATION,

a Delaware corporation,

AARDVARK MERGER SUB, INC.,

a Delaware corporation

and

DMK PHARMACEUTICALS CORPORATION,

a New Jersey corporation

Dated as of February 24, 2023

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is dated as of February 24, 2023 (the “Agreement Date”), and is entered into by and among Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis”), Aardvark Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Adamis (“Merger Sub”), and DMK Pharmaceuticals Corporation, a New Jersey corporation (“DMK”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

BACKGROUND

A.           The Board of Directors of Adamis (the “Adamis Board”) and the Board of Directors of DMK (the “DMK Board”) have each determined that it is in the best interests of their respective stockholders for DMK and Adamis to enter into a business combination transaction pursuant to which DMK will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Adamis.

B.           Pursuant to the Merger, each outstanding share of common stock, $0.001 par value per share, of DMK (“DMK Common Stock”) will, in accordance with the provisions of this Agreement, be converted into the Merger Consideration, consisting of shares of Adamis common stock, $0.0001 par value per share (“Adamis Common Stock”) and, in some instances, shares of Adamis Series E (or other series designated by Adamis) Convertible Preferred Stock, $0.0001 par value per share (“Series E Preferred”), established pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (the “Series E Preferred Certificate of Designation”), substantially in the form of Exhibit C attached hereto, with such changes thereto as Adamis and DMK may mutually agree, all as described in this Agreement.

C.           In connection with, and before the consummation of, the Merger, a reverse stock split of Adamis Common Stock shall be consummated, pursuant to which a certain number of outstanding shares of Adamis Common Stock (determined by the Reverse Stock Split Ratio) will be converted into one (1) share of Adamis Common Stock, as described further in Section 1.5 below.

D.           The Board of Directors of Adamis (i) has approved and declared advisable this Agreement (including the plan of merger, as such term is used in Section 14A:10-1 of the New Jersey Business Corporation Act (the “NJBCA”)) (the “Plan of Merger”), the Merger and the other transactions contemplated by this Agreement, (ii) has determined that the Merger is in the best interests of Adamis and its stockholders and has determined to recommend to the stockholders of Adamis the issuance of Adamis shares to the DMK securityholders in the Merger and related matters contemplated by this Agreement, and (iii) has determined to recommend that Adamis, in its capacity as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Merger and such other actions as are contemplated by this Agreement; and the board of directors of Merger Sub has adopted, approved and declared advisable this Agreement (including the Plan of Merger), the Merger, and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement.

E.            The Board of Directors of DMK (i) has approved and declared advisable this Agreement (including the Plan of Merger), the Merger and the other transactions contemplated by this Agreement, and (ii) has determined that the Merger is in the best interests of DMK and its stockholders and has determined to recommend the approval of this Agreement (and the related matters contemplated by this Agreement) and the Merger to the stockholders of DMK.

F.            The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

G.            As an inducement to Adamis to enter into this Agreement, concurrently herewith certain securityholders of DMK have entered into an agreement with Adamis, in substantially the form attached hereto as Exhibit B, or such other form as is reasonably satisfactory to Adamis (a “DMK Support Agreement”), pursuant to which each such person has agreed, among other things, to vote all shares of capital stock of DMK owned by such person to approve the Merger, this Agreement and the transactions contemplated hereby.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

1.1.         Merger of DMK into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NJBCA, at the Effective Time DMK shall be merged with and into Merger Sub, and the separate existence of DMK shall cease. Merger Sub will continue as the surviving corporation following the Merger (the “Surviving Corporation”) under the DGCL.

1.2.         Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NJBCA. As a result of the Merger, Merger Sub will continue as a wholly-owned subsidiary of Adamis. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of DMK and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of DMK and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3.        Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII, the consummation of the Merger (the “Closing”) shall take place remotely, on a date to be agreed by Adamis and DMK (the “Closing Date”), which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as Adamis and DMK may mutually agree in writing. At the Closing, subject to the terms and conditions of this Agreement, the Parties hereto shall (a) cause the Merger to be consummated by executing and filing with the Secretary of State of Delaware and the Secretary of State of New Jersey a certificate of merger, executed and acknowledged in accordance with and containing such information as is required by the Delaware General Corporation Law (the “DGCL”) and the NJBCA to effect the Merger (the “Certificate of Merger”) and (b) on or after the Closing Date duly make all other filings and recordings required by the NJBCA and the DGCL in order to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and the Secretary of State of New Jersey or at such later time as is agreed to by the Parties hereto in writing and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and the NJBCA (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4.        Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)          Surviving Corporation Certificate of Incorporation. By virtue of the Merger, the certificate of incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)          Adamis Certificate of Incorporation. Adamis shall take all actions necessary so that the restated certificate of incorporation of Adamis, as amended (the “Adamis Restated Certificate”), shall remain in effect following the Effective Time, until such time as it may be thereafter amended as permitted by the DGCL; provided, however, that before the Effective Time, Adamis shall file an amendment to its Restated Certificate to effect the Reverse Stock Split;

(c)         Surviving Corporation Bylaws. The Bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d)         Surviving Corporation Directors and Officers. The Parties shall take the actions necessary so that the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Adamis as described in Section 5.11, or such other directors and officers as Adamis and DMK may mutually agree; and

(e)          Directors and Officers of Adamis. The Parties shall take the actions necessary so that the directors and officers of Adamis, each to hold office in accordance with the Restated Certificate and Adamis Bylaws, shall be as set forth in Section 5.11.

1.5.         Reverse Split of Adamis Common Stock.

(a)          Adamis Reverse Stock Split Certificate of Amendment. Before the Effective Time, and subject to receipt of the requisite stockholder approval at the Adamis Stockholders Meeting, Adamis shall cause to be filed a certificate of amendment to its Restated Certificate in form and substance satisfactory to Adamis (the “Adamis Reverse Stock Split Amendment”), whereby without any further action on the part of Adamis, DMK or any stockholder of Adamis:

(i)         a number of shares of Adamis Common Stock, based on the Reverse Stock Split Ratio, issued and outstanding immediately before the filing of the Adamis Reverse Stock Split Amendment shall automatically, without any action by the holder thereof, be reclassified and combined into one validly issued, fully paid and non-assessable share of Adamis Common Stock (sometimes referred to as “New Adamis Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”); and

(ii)        a number of shares of Adamis Common Stock, based on the Reverse Stock Split Ratio, held as treasury stock or held or owned by Adamis immediately before the filing of the Adamis Reverse Stock Split Amendment, shall each be reclassified and combined into and become one share of Adamis Common Stock.

(iii)       As used in this Agreement, references to “Adamis Common Stock” shall, after the Effective Time of the Reverse Stock Split, refer to post-Reverse Stock Split shares of New Adamis Common Stock.

(b)         No Fractional Shares. No fractional shares of Adamis Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip representing such fractional shares shall be issued. Any holder of Adamis Common Stock who would otherwise be entitled to receive a fraction of a share of Adamis Common Stock (after aggregating all fractional shares of Adamis Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of Adamis Common Stock, instead receive from Adamis an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (1) the closing sale price per share of the Adamis Common Stock as reported by The Nasdaq Capital Market (or other exchange or market on which the Adamis Common Stock is then traded) on the last trading day preceding the date of the effective date of the Reverse Stock Split by (2) the number of pre-Reverse Stock Split shares of Adamis Common Stock held by such holder that would otherwise have been exchanged for such fractional share interests.

(c)          Reverse Stock Split and the Exchange Ratio. The Exchange Ratio set forth herein assumes the effectiveness of the Reverse Stock Split described above.

1.6.        Shares to be Issued; Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Adamis, Merger Sub, DMK or any DMK Stockholder, the following shall occur:

(a)          Conversion of DMK Common Stock. Subject to the terms of Section 1.8 and Section 1.10(h) regarding Dissenting Shares, and subject to the other provisions of this Section 1.6(a), each share of DMK Common Stock issued and outstanding immediately before the Effective Time (other than any shares of DMK Common Stock to be canceled pursuant to Section 1.6(b), if any, and excluding any Dissenting Shares, to the extent provided in Section 1.8), will be converted automatically into the right to receive: (i) that number of shares of New Adamis Common Stock equal to the Exchange Ratio, and (ii) any cash, without interest, to be paid in lieu of any fractional share of DMK Common Stock in accordance with Section 1.6(e). Notwithstanding the preceding sentence, in the event that the aggregate number of shares of Adamis Common Stock that would be issuable to a particular DMK Stockholder (a “Specified DMK Stockholder”) pursuant to the preceding sentence would result in such Specified DMK Stockholder beneficially owning shares of Adamis Common Stock in excess (or having voting power in excess) of 9.99% of the shares of Adamis Common Stock outstanding immediately after the Effective Time (the “Adamis Common Stock Consideration Cap”), then in lieu of the issuance to the Specified DMK Stockholder of shares of Adamis Common Stock in excess of the Adamis Common Stock Consideration Cap (such number of shares of Adamis Common Stock in excess of the Adamis Common Stock Consideration Cap referred to as the “Excess Cap Shares”), such Specified DMK Stockholder shall instead receive a number of shares of Series E Preferred (the “Merger Consideration Preferred Shares”), which Merger Consideration Preferred Shares shall be convertible, subject to the beneficial ownership limitations and other provisions set forth in the Series E Preferred Certificate of Designation, into a number of shares of Adamis Common Stock (the “Series E Preferred Conversion Shares”) equal to the Excess Cap Shares, with such Merger Consideration Preferred Shares entitled to such voting rights, including voting together with the Adamis Common Stock on an as-converted basis with the number of votes to which such Merger Consideration Preferred Shares are entitled calculated as set forth in the Series E Preferred Certificate of Designation. The aggregate number of shares of Adamis Common Stock and Merger Consideration Preferred Shares (including, upon conversion of shares of Series E Preferred, the shares of Adamis Common Stock issuable upon conversion of the Merger Consideration Preferred Shares) that are issuable to the stockholders of DMK as a result of the Merger will be referred to as the “Merger Consideration” or the “Merger Consideration Shares.” For purposes of the foregoing determination, unless otherwise provided in the Series E Preferred Certificate of Designation, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(b)         Cancellation of Treasury and Adamis-Owned Shares. Any shares of DMK Capital Stock held as treasury stock or held or owned by DMK, Adamis or any direct or indirect wholly-owned Subsidiary of DMK or of Adamis immediately before the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)          DMK Restricted Stock. If any shares of DMK Common Stock issued and outstanding immediately before the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement, stock restriction agreement, cancellation agreement or other agreement with DMK (such shares, the “DMK Restricted Stock”), then subject to any acceleration of vesting or lapse of repurchase options or risk of forfeiture resulting from the transactions contemplated by this Agreement, the Merger Consideration Shares issued in exchange for such shares of DMK Restricted Stock pursuant to Section 1.6(a) will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates or, if shares are represented in uncertificated or in book-entry form, then the comparable evidence of such shares, representing such Merger Consideration Shares shall accordingly be marked with appropriate legends to reflect such repurchase option or risk of forfeiture. DMK and Adamis shall take all action that may be necessary to ensure that, from and after the Effective Time, Adamis is entitled to exercise any such repurchase option or right of cancellation or other right set forth in any such restricted stock purchase agreement or other agreement that will continue after the Effective Time.

(d)         Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e)          No Fractional Shares. No fractional shares of Adamis Common Stock shall be issued in connection with the Merger, and no certificates or scrip representing such fractional shares shall be issued. Each holder of shares of DMK Common Stock who would otherwise be entitled to receive a fraction of a share of Adamis Common Stock (after aggregating all fractional shares of Adamis Common Stock to be received by such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing shares of DMK Capital Stock (the “DMK Stock Certificate”), instead receive from Adamis an amount of cash (rounded to the nearest whole cent), without interest and subject to applicable Tax withholding, equal to (1) the Adamis Average Closing Price, multiplied by (2) such fraction of a share of New Adamis Common Stock that such holder would otherwise be entitled to receive.

(f)           Unregistered Shares. The issuance of the Merger Consideration Shares of Adamis capital stock to be issued to the DMK Stockholders shall not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the private placement exemption under Regulation D and/or Section 4(a)(2) of the Securities Act. As described further below, after the Closing, Adamis will endeavor to file a registration statement (or a prospectus supplement) covering the resale, from time to time, of the shares of Adamis Common Stock issued (or issuable) as Merger Consideration (including without limitation the Series E Preferred Conversion Shares), and in the case of a registration statement use reasonable efforts to cause such registration statement to become effective.

1.7.         Calculation of the Exchange Ratio. For purposes of this Agreement, the “Exchange Ratio” shall be a number of shares of New Adamis Common Stock issuable in exchange for one (1) share of DMK Common Stock outstanding immediately before the Effective Time, with such number of shares of Adamis Common Stock determined as follows: subject to Section 1.6(a), (1) the DMK Valuation, divided by (2) the Adamis Average Closing Price (with the result rounded to two (2) decimal places or such other number of places as Adamis and DMK may agree), and then (3) divided by the number of DMK Outstanding Shares (with the result rounded to six (6) decimal places, or such other number of places as Adamis and DMK may agree), in which:

(a)          “DMK Valuation” means $27,000,000.00;

(b)          “Adamis Average Closing Price” means the average, for the five (5) trading days ending one (1) trading day before the effective date of the Merger, of (i) for trading days commencing on the first trading day after the effective date of the Reverse Stock Split, the Closing Price of the Adamis Common Stock, and (ii) for trading days on or before the effective date of the Reverse Stock Split, the Closing Price multiplied by the Reverse Stock Split Ratio;

(c)          “Closing Price” means, with respect to any particular trading day, the last reported sale price of the Adamis Common Stock at the 4:00 p.m., Eastern Time, end of regular trading hours on the Nasdaq Capital Market (or other principal exchange, market or quotation system on which the Adamis Common Stock is then-listed or traded) (and if closing sale prices are not reported on such other market or quotation system, then the average of the high bid and low asked prices for such trading days); and

(d)          “DMK Outstanding Shares” means the total number of shares of DMK Capital Stock outstanding immediately prior to the Effective Time, assuming, without limitation or duplication, the conversion of any DMK Convertible Notes into DMK Common Stock;

provided, however, that notwithstanding the foregoing, if the calculation of the Exchange Ratio as provided above would result in the holders of Adamis Common Stock immediately before the Effective Time owning less than 50.1% of the aggregate of (i) the number of shares of Adamis Common Stock held by such stockholders immediately after the Effective Time, plus (ii) the number of shares of Adamis Common Stock issuable to the DMK Stockholders pursuant to the Exchange Ratio as calculated above (including shares issuable upon conversion of the Merger Consideration Preferred Shares determined without regard to beneficial ownership limitations), plus (iii) the number of shares of Adamis Common Stock that are issuable upon exercise of DMK Options assumed by Adamis pursuant to this Agreement (the “Adamis Percentage Threshold”), then the number of shares constituting the Merger Consideration (determined on an as-converted basis including shares issuable upon conversion of the Merger Consideration Preferred Shares) shall be a number such that the holders of Adamis Common Stock immediately before the Effective Time hold a number of shares of Adamis Common Stock immediately after the Effective Time equal to the Adamis Percentage Threshold.

1.8.        Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, only to the extent that dissenters’ rights or appraisal rights pursuant to the NJBCA apply to the transactions contemplated by this Agreement and that DMK Stockholders have dissenters rights or appraisal rights under the NJBCA with respect to the Merger and the transactions contemplated by this Agreement, then any shares of DMK Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected applicable dissenters’ rights or appraisal rights for such shares of DMK Capital Stock in accordance with the NJBCA (such shares referred to as “Dissenting Shares”), shall not be converted into or represent a right to receive Adamis Common Stock pursuant to Section 1.6(a), but instead shall be converted in to the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the NJBCA. If a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the later of the Effective Time or the date of which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive shares of Adamis Common Stock attributable to such Dissenting Shares as determined in accordance with Section 1.6(a). DMK will give Adamis prompt notice of any demands received by DMK for appraisal of shares of DMK Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by DMK. Adamis and DMK shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Law. Neither Adamis nor DMK will, except with prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

1.9.        No Further Transfer of DMK Capital Stock. At the Effective Time, all shares of DMK Capital Stock outstanding immediately before the Effective Time shall automatically be exchanged, and all holders of DMK Capital Stock that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of DMK, except the right to receive the consideration described in Section 1.6(a) or Section 1.8, as applicable. No further transfer of any such shares of DMK Capital Stock shall be made on such stock transfer books after the Effective Time. Subject to Section 1.10(f), if, after the Effective Time, any shares of DMK Capital Stock are presented to DMK or Adamis (or the Exchange Agent), such shares of DMK Capital Stock shall be canceled and shall be exchanged as provided in Section 1.10.

1.10.      Exchange of Certificates.

(a)          Exchange Agent. The transfer agent for Adamis, or such other bank, trust company or transfer agent as Adamis may select and designate before the Effective Time (the “Exchange Agent”), will act as agent of Adamis for such purposes as Adamis may determine, which may include purposes of mailing and receiving transmittal letters and distributing the Merger Consideration to the holders of DMK Common Stock. In the alternative, Adamis may perform some actions not undertaken by the Exchange Agent.

(b)         Adamis to Provide Common Stock. Promptly after the Effective Time, Adamis shall supply or cause to be supplied or made available to the Exchange Agent for exchange in accordance with this Section 1.10, through such procedures as Adamis may adopt, instructions regarding issuance of certificates (or evidence of issuance in uncertificated or book-entry form) evidencing the shares of Adamis Common Stock (or Merger Consideration Preferred Shares, as the case may be) issuable as the Merger Consideration (sometimes referred to as the “Exchange Shares”).

(c)          Exchange Procedures. As promptly as practicable after the Effective Time, Adamis or the Exchange Agent will mail to each holder of record of DMK Capital Stock whose shares would be converted into the right to receive shares of the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal in customary form mutually agreeable to DMK and Adamis; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of DMK Capital Stock in exchange for certificates representing shares of Adamis constituting Merger Consideration (or evidence of shares in uncertificated or book-entry form). Upon surrender of DMK Capital Stock for cancellation to the Exchange Agent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such DMK Capital Stock shall be entitled to receive in exchange therefor, (x) a certificate (or evidence of shares in uncertificated or book-entry form) representing the number of whole Exchange Shares into which the DMK Common Stock represented thereby shall have been converted into the right to receive as of the Effective Time, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10(d), and (z) cash in respect of any fractional shares as provided in Section 1.6(e), and the DMK Capital Stock so surrendered shall forthwith be canceled. Until so surrendered, each such outstanding share of DMK Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full Exchange Shares into which such shares of DMK Capital Stock shall have been so converted and the right to receive cash in lieu of the issuance of any fractional shares. If any DMK Stock Certificate shall have been lost, stolen or destroyed, Adamis may, in its discretion and as a condition precedent to the issuance of any certificate (or evidence of shares in uncertificated or book-entry form) representing Merger Consideration, require the owner of such lost, stolen or destroyed DMK Stock Certificate to provide a reasonable affidavit as indemnity against any claim that may be made against the Exchange Agent, Adamis or the Surviving Corporation with respect to such DMK Stock Certificate.

(d)         Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Adamis Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered DMK Capital Stock with respect to the Merger Consideration consisting of Adamis Common Stock represented thereby until the holder of record of such DMK Capital Stock shall surrender such shares of DMK Capital Stock. Subject to applicable law, following surrender of any such DMK Capital Stock, there shall be delivered to the record holder of DMK Capital Stock a certificate representing whole shares of Adamis Common Stock or shares of Merger Consideration Preferred Shares, as applicable, issued in exchange therefor (or evidence of shares in uncertificated or book-entry form) (including any cash in respect of any fractional shares), without interest at the time of such surrender, and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section) with respect to such shares of Adamis Common Stock.

(e)         Transfers of Ownership. If any certificate for Exchange Shares (or evidence of shares in uncertificated or book-entry form) is to be issued in a name other than that in which DMK Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the DMK Capital Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Adamis or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Exchange Shares in any name other than that of the registered holder of the DMK Capital Stock surrendered, or established to the satisfaction of Adamis or any agent designated by it that such tax has been paid or is not payable, and shall provide such written assurances regarding federal and state securities law compliance as Adamis may reasonably request, including, without limitation, an opinion of counsel to such DMK holder.

(f)          Termination of Exchange Shares. Any Exchange Shares which remain undistributed to the stockholders of DMK twelve (12) months after the Effective Time shall be delivered to Adamis, upon demand, and any stockholders of DMK who have not previously complied with this Section shall thereafter look only to Adamis for payment of their claim for their portion of the Exchange Shares and any dividends or distributions with respect to the Exchange Shares.

(g)         No Liability. Notwithstanding anything to the contrary in this Section, none of the Exchange Agent, Adamis, DMK or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(h)         Dissenting Shares. The provisions of this Section shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Adamis under this Section shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange such shares to which such holder is entitled pursuant to Section 1.6.

1.11.      Further Action. If, at any time after the Effective Time, any further action that is commercially reasonable and lawful is determined by Adamis and DMK to be necessary or appropriate to carry out the purposes of this Agreement or to vest Adamis with full right, title and possession of all shares of DMK Capital Stock, then the officers and directors of DMK and Adamis shall be fully authorized (in the name of DMK and/or Adamis or otherwise) to take such action.

1.12.      Tax Consequences; Withholding. For U.S. federal (and applicable state and local) income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code (the “U.S. Tax Treatment”). The Parties hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), (b) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (c) agree to file all Tax Returns on a basis consistent with the U.S. Tax Treatment, unless otherwise required by a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that, other than the representations set forth in Sections 2.13(i) and 3.13(i), no Party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each such Party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

1.13.      Plan of Merger. Article I and Article II hereof and, solely to the extent necessary under the NJBCA, the other provisions of this Agreement shall constitute a “plan of merger” for the purposes of the NJBCA, including Section 14A.10-1 thereof. In addition, the Parties agree to prepare, adopt and approve a mutually agreeable plan of merger for purposes of the DGCL and the NJBCA, consistent with the provisions of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF DMK

DMK represents and warrants to Adamis that the statements contained in this Article II are true and correct as set forth herein and as qualified by the disclosure schedules separately delivered to Adamis concurrently herewith (collectively, the “DMK Disclosure Schedule”). The disclosures set forth in the DMK Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II. The disclosures in any section or subsection of the DMK Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1.        Organization and Qualification; Charter Documents.

(a)          DMK is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. DMK is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on DMK.

(b)          DMK has made available to Adamis accurate and complete copies of: (i) the certificate of incorporation, bylaws and other charter and organizational documents of DMK, including all amendments thereto; (ii) the stock records of DMK; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of DMK and the board of directors or any committee thereof of DMK. The stock records, minute books and other records of DMK are accurate, up-to-date and complete in all material respects.

2.2.        Subsidiaries. DMK does not have any direct or indirect Subsidiaries. Except as set forth in the DMK Disclosure Schedule, DMK does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, limited liability company, association, joint venture or other business entity (each an “Entity”). The DMK Disclosure Schedule sets forth the name and share ownership of any parent entity that owns more than 50% of the outstanding shares of DMK and, for such entity, the names of the shareholders, members, managers, or other equity owners of such entity.

2.3.        Authority; Vote Required.

(a)          DMK has all requisite corporate power and authority to enter into this Agreement and the other agreements to which it is a party that this Agreement requires to be entered into in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DMK, subject only to the approval of this Agreement by the stockholders of DMK. The DMK Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of DMK, and (ii) the names and titles of the officers of DMK. The Board of Directors of DMK has unanimously approved this Agreement and the Merger. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by DMK, and this Agreement constitutes (and the Ancillary Agreements will constitute at the Closing) the valid and binding obligation of DMK enforceable against DMK in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(b)         The affirmative vote (or written consent) of the holders of a majority of the shares of DMK Common Stock outstanding on the record date for the DMK Stockholders Meeting (or, if the DMK Stockholders act by written consent, then the record date for such action by written consent) and entitled to vote thereon (the “Required DMK Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of DMK Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.4.        No Conflict. The execution and delivery by DMK of this Agreement and the Ancillary Agreements to which DMK is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any material violation of, any provision of the DMK Charter (in its current form and as it may be amended immediately before the Effective Time) or the DMK Bylaws, (b) result in any material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any material mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of DMK, (c) subject to obtaining the approval of DMK’s stockholders and, except as would not reasonably be expected to have a Material Adverse Effect on DMK, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DMK or any of its properties or assets, or (d) conflict with, or result in a violation of any resolution adopted by DMK’s stockholders, DMK’s board of directors or any committee of DMK’s board of directors.

2.5.        Non-Contravention; Consents.

(a)          Subject to compliance with obtaining the Required DMK Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and the Secretary of State of New Jersey pursuant to the NJBCA, neither (x) the execution, delivery or performance of this Agreement by DMK, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)         contravene, conflict with or result in a material violation of, or give any Governmental Entity or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any Order by which DMK, or any of the material assets owned or used by DMK, is subject;

(ii)        contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by and material to DMK;

(iii)       contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any DMK Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any DMK Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any DMK Material Contract, (C) accelerate the maturity or performance of any DMK Material Contract, or (D) cancel, terminate or modify any term of any DMK Material Contract, except in each of the above cases as would not reasonably be expected to have a Material Adverse Effect on DMK; or

(iv)       result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by DMK (except for Permitted Encumbrances) that is material to its business.

(b)         Except for (i) the Required DMK Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and the Secretary of State of the State of Delaware pursuant to the NJBCA, (iii) such filings as may be required under applicable securities laws, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on DMK, DMK is not and will not be required to make any filing with or give any notice to, or to obtain any waiver or Consent from, any Governmental Entity or Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

2.6.        Governmental Authorizations.

(a)          DMK has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which DMK currently operates or holds any interest in any of its properties, or (ii) that is required for the operation of DMK’s business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on DMK.

(b)         To DMK’s Knowledge, neither it nor any of its officers or employees are: (i) a party to any material action, suit, proceeding, investigation or lawsuit (“Action”) involving DMK’s activities in the healthcare industry; (ii) subject to any Actions or sanctions by any payor (including Medicare or Medicaid); and (iii) listed by a federal agency as excluded, disbarred, suspended, or otherwise ineligible to participate in federal programs, including Medicare or Medicaid, or listed on the General Service Administration list of parties excluded from Federal Procurement and Non-Procurement Programs.

2.7.        Capitalization.

(a)         The authorized capital stock of DMK consists of 60,000 shares of DMK Common Stock, $0.001 par value, and no shares of DMK Preferred Stock, of which there were issued and outstanding, as of the date of this Agreement, 38,837 shares of DMK Common Stock. The names and record and beneficial owners of DMK Capital Stock, which constitute all of the outstanding capital stock of the Company, and the number of shares held by each owner, are set forth in Section 2.7 of the DMK Disclosure Schedule. With respect to any such owner that is an entity, the DMK Disclosure Schedule sets forth the shareholders, members or other equity owners of such entity as well as the board of directors, officers, or managers of such entity. Except as set forth in Section 2.7 of the DMK Disclosure Schedule, (i) each owner of DMK Capital Stock, and each holder of a DMK Convertible Note, is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. All of the outstanding shares of DMK Capital Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) except for rights of first refusal, exchange, repurchase, forfeiture and/or cancellation rights in favor of DMK, are not subject to preemptive rights or rights of first refusal created by statute, the DMK Charter, the DMK Bylaws or any agreement to which DMK is a party or by which it is bound, and (iii) to the Knowledge of DMK, have been issued in compliance in all material respects with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of DMK Capital Stock. Except as set forth in the DMK Disclosure Schedule, there are no issued or outstanding DMK Options, convertible securities (whether debt or equity), or other rights of any kind entitling any person to purchase or acquire shares of DMK Capital Stock, and DMK has not adopted any stock option plan or similar employee benefit plan pursuant to which equity securities of DMK may be issued.

(b)         Except for DMK’s 2016 Stock Plan, as amended (the “DMK Plan”), DMK does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, DMK has reserved 4,850 shares of DMK Common Stock for issuance under DMK Plan, none of which have been issued or are currently outstanding, 4,500 shares have been reserved for issuance upon exercise of DMK Options granted under DMK Plan, and 350 shares of DMK Common Stock remain available for future issuance pursuant to DMK Plan. The DMK Disclosure Schedule sets forth the following information with respect to each DMK Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of DMK Common Stock subject to such DMK Option at the time of grant; (iii) the number of shares of DMK Common Stock subject to such DMK Option as of the date of this Agreement; (iv) the per share exercise price of such DMK Option; (v) the date on which such DMK Option was granted; (vi) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested options as of the date of this Agreement; (vii) the expiration date of such DMK Option, and (viii) whether such DMK Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. DMK has not granted or awarded, and as of the date of this Agreement there are not outstanding, any shares of restricted stock, any stock appreciation right or restricted stock unit, or any other derivative security or security exercisable or exchangeable for or convertible into shares of DMK Common Stock (a “DMK Other Award”). DMK has made available to Adamis an accurate and complete copy of DMK Plan, forms of all award agreements evidencing outstanding equity awards thereunder, any equity award agreements that differ in any material respect from such forms of award agreements and evidence of Board and stockholder approval of DMK Plan and any amendments thereto. Except as disclosed in the DMK Disclosure Schedule, no vesting of DMK Options will accelerate in connection with the closing of the Contemplated Transactions.

(c)          The DMK Disclosure Schedule sets forth the following information with respect to each outstanding convertible promissory note or other convertible debt of DMK (collectively, the “DMK Convertible Notes”): (i) the name of each holder of a DMK Convertible Note; (ii) the outstanding balance, accrued interest as of the end of the month preceding the month of the Agreement Date, and interest rate applicable to each DMK Convertible Note; (iii) a brief description of the conversion terms applicable to each DMK Convertible Note; (iv) stated maturity date of each DMK Convertible Note; and (v) any other material terms of such DMK Convertible Note.

(d)         Except for the outstanding DMK Options and DMK Convertible Notes set forth in the DMK Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of DMK, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of DMK, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which DMK is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of DMK. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to DMK. No consent of the holders of DMK Options is required in connection with the actions contemplated by this Agreement.

(e)          All outstanding shares of DMK Common Stock, DMK Options, DMK Convertible Notes, and other securities of DMK have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f)          With respect to DMK Options, (i) each grant was duly authorized no later than the date on which the grant of such DMK Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (ii) each grant purported to be made under the DMK Plan was made in all material respects in accordance with the terms of DMK Plan, and (iii) the per share exercise price of each DMK Option was not less than the fair market value of a share of DMK Common Stock on the applicable Grant Date determined in a manner consistent with Section 409A of the Code, has not otherwise been subject to “modification” or “extension” within the meaning of Section 409A of the Code, and does not have any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or SAR.

2.8.        Title to Assets.

(a)          DMK owns, and has good, valid and marketable title to, all material assets purported to be owned by it, including all assets reflected on the Current Balance Sheet and all other material assets reflected in DMK’s books and records as being owned by DMK. All of said assets are owned by DMK free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of DMK.

Except as disclosed on the DMK Disclosure Schedule, DMK does not own any real property and DMK is not party to any material lease for real property either as a lessee or lessor.

2.9.        DMK Financial Statements.

(a)          DMK has furnished to Adamis copies of (i) unaudited combined balance sheets of DMK as of December 31, 2021 and 2020, and the related combined statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the 12-months ended December 31, 2021 and 2020 (the “DMK Annual Financial Statements”), and (ii) unaudited combined balance sheets of DMK as of September 30, 2022, and the related combined statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the nine months ended September 30, 2022 (the “DMK Interim Financial Statements”) (the financial statements in clauses (i) through (ii) above, together with the DMK Audited Financial Statements, referred to collectively as the “DMK Financial Statements”). The DMK Annual Financial Statements, DMK Interim Financial Statements and DMK Audited Financial Statements are and will be accurate and complete in all material respects, have been prepared in accordance with GAAP consistently applied and present fairly the financial position of DMK as of the dates thereof, and the results of its operations for the respective periods then ended, subject to normal and recurring year-end adjustments and the absence of notes and, in the case of the DMK Interim Financial Statements, none of which are material individually or in the aggregate. The unaudited balance sheet of DMK as of September 30, 2022 that is included in the DMK Interim Financial Statements is referred to herein as the “Current Balance Sheet.”

(b)         DMK maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of DMK in conformity with GAAP and to maintain accountability of DMK’s assets; (iii) access to DMK’s assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for DMK’s assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. DMK maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)          The DMK Disclosure Schedule lists, and DMK has delivered to Adamis, accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by DMK since January 1, 2020.

(d)          Neither DMK nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by DMK, (ii) any fraud, whether or not material, that involves DMK, DMK’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by DMK, or (iii) any claim or allegation regarding any of the foregoing, in each case since January 1, 2020.

2.10.      Absence of Certain Changes. Since September 30, 2022 (the “Base Date”), except as set forth in the DMK Disclosure Schedule, DMK has conducted its business only in the Ordinary Course of Business (except for matters relating to the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on DMK.

2.11.      Interested Party Transactions. DMK is not indebted to any director, officer or employee of DMK (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses and as set forth in the DMK disclosure schedule with regards to convertible notes), and no such person is indebted to DMK. DMK is not a party to any transaction involving over $120,000 in which any director, officer or 5% stockholder of DMK (or a member of such person’s immediate family) had a direct or indirect material interest, except where such person’s interest arises solely from his or her ownership of DMK Capital Stock or convertible note. The DMK Disclosure Schedule describes any material transactions or relationships, since January 1, 2019, between, on one hand, DMK and, on the other hand, any (a) executive officer or director of DMK or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding DMK Capital Stock or (c) to the Knowledge of DMK, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than DMK) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.12.       Intellectual Property.

(a)          DMK owns or possesses the right to use the Intellectual Property utilized in connection with the conduct of its business and intended business, all of which is owned by or licensed to DMK (the “DMK Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on DMK. Such DMK Patent and Proprietary Rights are sufficient in all material respects for the conduct of DMK’s business and proposed business. Concurrently with the execution hereof, DMK has provided to Adamis an accurate, true and complete listing of all DMK Registered IP and other DMK Patent and Proprietary Rights. Each Person who is or was an employee or contractor of DMK and who is or was involved in the creation or development of any material DMK Patent and Proprietary Rights purported to be owned by DMK has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to DMK and confidentiality provisions protecting trade secrets and confidential information of DMK. DMK has taken all reasonable measures to protect and maintain the confidentiality of the trade secrets included in the DMK Patent and Proprietary Rights.

(b)         Since January 1, 2020, except as disclosed in the DMK Disclosure Schedule, DMK has not received any written notice of any asserted rights with respect to any of DMK Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of DMK would have a Material Adverse Effect on DMK. DMK is not bound by, and no DMK Patent and Proprietary Rights are subject to, any Contract containing any covenant or other provision that in any material respect limits or restricts the ability of DMK to use, exploit, assert, defend, or enforce any DMK Patent and Proprietary Rights.

(c)          To DMK’s Knowledge, DMK has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition, which infringement, misappropriation, violation or use (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on DMK. No material infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to DMK’s Knowledge, threatened against DMK, or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by DMK with respect to such claim or Legal Proceeding, which claim or Legal Proceeding (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on DMK.

(d)         To DMK’s Knowledge, DMK has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any DMK Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by DMK conflicts or interferes in any material respect with any trademark or trade name owned, used, or applied for by any other Person.

(e)          DMK is in compliance in all material respects with the terms of all representations, warranties, covenants and other obligations contained in any funding grant, funding agreement, funding program or other funding arrangement with or from any Governmental Entity, non-governmental organization, foundation or other similar entity the proceeds of which were used, directly or indirectly, to develop or create, in whole or in part, any DMK Patent and Proprietary Rights, DMK Registered IP or other DMK Intellectual Property rights, and is in compliance in all material respect with the terms of all applicable Laws relating to any such grant, agreement, program or arrangement.

2.13.      Taxes.

(a)          DMK has prepared and timely filed all material Tax Returns relating to any and all Taxes concerning or attributable to DMK, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects. DMK has delivered or made available to Adamis correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by DMK filed or received since January 1, 2020 or, if more recent, since inception.

(b)         DMK (i) is not delinquent in any material respects in the payment of any Taxes due and owing by DMK, and (ii) has withheld and timely paid all Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)         There is no material Tax deficiency outstanding or assessed or, to DMK’s Knowledge, proposed against DMK that is not reflected as a liability on the Current Balance Sheet, nor has DMK executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired). No claim (other than claims that have been resolved) has ever been made by an authority in a jurisdiction where DMK does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of DMK.

(d)         To the Knowledge of DMK, DMK has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(e)          DMK has not received from any Governmental Entity any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against DMK, in each case other than such as have been resolved before the date of this Agreement.

(f)          DMK is not a party to any tax-sharing agreement or similar arrangement with any other party, and DMK has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(g)         DMK has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which DMK was the parent.

(h)         DMK has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)           DMK is not aware of any facts, and has not knowingly taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)           DMK has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. DMK is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of DMK that, individually or collectively, could give rise to the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).

(k)          DMK will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(l)           DMK has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(m)         DMK has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local Law.

2.14.      Employee Benefit Plans.

(a)       DMK Employee Plans. The DMK Disclosure Schedule contains a complete and accurate list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for retirement, deferred compensation, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored, maintained, contributed to, or required to be contributed to by DMK and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with DMK within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for DMK as an employee or with respect to which DMK or any ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the “DMK Employee Plans”).

(b)       Compliance. Each DMK Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and DMK and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of DMK Employee Plans. No DMK Employee Plan is intended to be qualified under Section 401(a) of the Code. To DMK’s Knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any DMK Employee Plan.

(c)        Future Commitments. No DMK Employee Plan provides (except at no cost to DMK), or reflects or represents any liability of DMK to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law. Other than commitments made that involve no future costs to DMK, DMK has never represented, promised or contracted (whether in oral or written form) to any current or former employee of DMK or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Law.

(d)       Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of DMK or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any DMK Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

2.15.      Employee Matters. The employment of each of DMK’s employees is terminable by DMK at will, subject to any notice provisions of applicable employment agreements. DMK is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no proceedings pending or, to DMK’s Knowledge, threatened, between DMK, on the one hand, and any or all of its current or former employees, on the other hand, which would reasonably be expected to have a Material Adverse Effect on DMK. DMK has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

2.16.      Insurance. The DMK Disclosure Schedule sets forth all policies of insurance maintained by, at the expense of or for the benefit of DMK. All premiums due and payable under all such policies have been paid and, to DMK’s Knowledge, DMK is otherwise in compliance with the terms of such policies. To DMK’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies. No officer or director is a party to or is subject to any decree, order, judgment, or agreement that would prevent such person from serving as a director or officer of a public company under any applicable Law.

2.17.      Compliance with Law.

(a)          For all periods of time during which the respective applicable statute of limitations periods have not expired, (i) to its Knowledge, DMK has complied in all material respects with, is not in material violation of, and has not received any written or, to DMK’s Knowledge, other notices of material violation with respect to, any applicable Law or regulation with respect to the conduct of its business, or the ownership or operation of its business; and (ii) DMK has not received any written notices from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Law, or (B) any actual, alleged, possible, or potential obligation on the part of DMK to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Law, in each of the above cases which if determined adversely to DMK would reasonably be expected to have a Material Adverse Effect on DMK.

(b)          To the knowledge of DMK, DMK and Persons acting in concert with and on behalf of DMK:

(i)          have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)         have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(c)          All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of DMK have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made only to DMK’s knowledge with respect to clinical and pre-clinical studies conducted by any third party on behalf of DMK. DMK has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(d)         To DMK’s Knowledge, DMK has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Laws, concerning the privacy security, collection and use of information about identified or identifiable individuals.

2.18.      Environmental Matters. To the Knowledge of DMK, DMK is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law. DMK has not received, nor to DMK’s Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (a) any Governmental Entity or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

2.19.      Legal Proceedings. There is no pending Legal Proceeding that has been commenced by or against DMK. There is no judgment, decree or order against DMK, or, to DMK’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on DMK. To DMK’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.20.      Contracts; No Defaults.

(a)          The DMK Disclosure Schedule sets forth a list of all DMK Material Contracts. Each Material Contract of DMK is enforceable against DMK in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There are no DMK Material Contracts that are not in written form.

(b)          DMK has not violated or breached, or committed any material default under, any Material Contract to which DMK is a party or by which its assets are bound, in each of the above cases where such violation, beach or default would have a Material Adverse Effect on DMK. Except as disclosed or reflected in the DMK Disclosure Schedule, DMK has not received any written notice or other written or, to DMK’s Knowledge, oral communication regarding any actual or possible material violation or breach of, or default under, any Material Contract of DMK.

(c)          The DMK Disclosure Schedule sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required or provided for under any Material Contract of DMK in connection with the execution and delivery of this Agreement and the Ancillary Agreements by DMK and the consummation of the transactions contemplated hereby and thereby.

2.21.      Labor Matters. DMK is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. DMK is not the subject of any Legal Proceeding asserting that DMK has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving DMK pending or, to DMK’s Knowledge, threatened against DMK.

2.22.      Regulatory Compliance.

(a)          Each DMK Product has been and is being manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under FDCA and similar Law, including those relating to investigational use, good manufacturing practices, labeling, advertising, record keeping, and filing of report, except where failure to be in such compliance would not have any Material Adverse Effect on DMK.

(b)          No DMK Product has been recalled, withdrawn, suspended or discontinued by DMK in the United States or outside the United States (whether voluntarily or otherwise) (other than as a result of decisions made in the ordinary course of business for business or economic reasons not to pursue research or development of one or more DMK Products). There are no proceedings in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any DMK Product pending, nor have any such proceedings been pending at any time.

(c)          As to each DMK Product for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, or abbreviated or supplemental new animal drug application, new animal drug application, or similar state or foreign regulatory application has been approved, DMK and each licensee of any such biological or drug (a “Product Licensee”) have not been determined to be in violation of 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq.

(d)          All manufacturing, warehousing, distributing, and testing operations conducted on DMK Products for human use by or for the benefit of DMK or each Product Licensee are not in violation of and have been and are being conducted in material compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar applicable Law.

(e)          Neither DMK, nor to the Knowledge of DMK, any officer, employee or agent of DMK, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar applicable Law, or authorized by 21 U.S.C. Section 335a(b) or any similar applicable Law.

(f)          There are no Legal Proceedings pending or, to the Knowledge of DMK, threatened with respect to an alleged material violation by DMK of the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the U.S. Food and Drug Administration regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by any Governmental Entity responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products.

2.23.      Unlawful Payments. To DMK’s Knowledge, none of DMK, or any officer, director, employee, agent or representative of DMK has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of DMK, or unlawful payment from corporate funds, to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

2.24.      Financial Advisor. No broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of DMK.

2.25.      Takeover Statutes; No Rights Plan; Appraisal Rights. DMK is not subject to the prohibition on certain business combinations set forth in Section 14A:10A-4, -5 and -6 of the NJBCA and, to DMK’s Knowledge, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, a “Takeover Statute”) applicable to DMK. There is no shareholder rights plan, “poison pill”, antitakeover plan or other similar agreement or plan in effect to which DMK is a party or is otherwise bound.

2.26.      No Other Representations. Except for the representations and warranties contained in this Article II (including the related portions of the DMK Disclosure Schedule), neither DMK nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of DMK. Without limiting the generality of the foregoing, neither DMK nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of DMK, including any information made available in the electronic data room maintained by DMK for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Adamis, Merger Sub, or any of their respective Representatives, or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ADAMIS AND MERGER SUB

Adamis, and Merger Sub (with respect to the representations, warranties and covenants of Merger Sub), represent and warrant to DMK that the statements contained in this Article III are true and correct as set forth herein and as qualified by the disclosure schedules separately delivered to DMK concurrently herewith (collectively, the “Adamis Disclosure Schedule”). The disclosures set forth in Adamis Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. The disclosures in any section or subsection of the Adamis Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1.         Organization and Qualification; Charter Documents.

(a)        Each of Adamis and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. Adamis is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Adamis.

(b)        The copies of the restated certificate of incorporation and bylaws of Adamis which are incorporated by reference as exhibits to the Adamis Annual Report on Form 10-K for the year ended December 31, 2021, together with any subsequent amendments thereto or certificates of designation of preferences, rights and limitations that have been filed as exhibits to the Adamis SEC Reports, are complete and correct copies of such documents.

3.2.         Subsidiaries. The Adamis SEC Reports set forth all direct and indirect significant Subsidiaries of Adamis. Adamis owns all of the equity of each such Subsidiary. Except as set forth in the Adamis SEC Reports, Adamis does not have any significant Subsidiaries and, other than Merger Sub, does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any Entity. Merger Sub and each significant Subsidiary of Adamis: (a) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such license and qualification necessary, except, in each of clauses (a), (b) and (c), for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Adamis and its Subsidiaries, when considered together.

3.3.         Authority. Each of Adamis and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Adamis and Merger Sub, subject only to the approval of this Agreement by the stockholders of Adamis and Merger Sub. The Board of Directors of Adamis and Merger Sub have unanimously approved this Agreement and the Merger. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by Adamis and Merger Sub, and this Agreement constitutes (and the Ancillary Agreements will constitute at the Closing) the valid and binding obligations of Adamis and Merger Sub enforceable against each of Adamis and Merger Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Since the date of its incorporation, Merger Sub has neither engaged in nor transacted any business or activity of any nature whatsoever other than activities related to its corporate organization and the execution and delivery of this Agreement and the related documents and instruments. Merger Sub has no assets or properties or debts, liabilities or obligations of any kind whatsoever, and with the exception of this Agreement and the related documents and instruments, is not a party to any contract, agreement or undertaking of any nature.

3.4.         No Conflict. The execution and delivery by Adamis of this Agreement and the Ancillary Agreements to which Adamis is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any material violation of, any provision of the Adamis Restated Certificate, as it may be amended immediately before the Effective Time, or the Adamis Bylaws, (b) result in any material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any material mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of Adamis, (c) subject to obtaining the approval of Adamis’ stockholders and, except as would not reasonably be expected to have a Material Adverse Effect on Adamis, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Adamis or any of its properties or assets, or (d) conflict with, or result in a violation of any resolution adopted by Adamis’ stockholders, Adamis’ board of directors or any committee of Adamis’ board of directors.

3.5.         Non-Contravention; Consents.

(a)          Subject to compliance with obtaining the required approvals of the stockholders of Adamis and the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and the Secretary of State of the State of New Jersey pursuant to the NJBCA, neither (x) the execution, delivery or performance of this Agreement by Adamis, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with or result in a material violation of, or give any Governmental Entity or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any Order by which Adamis, or any of the material assets owned or used by Adamis, is subject;

(ii)          contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by and material to Adamis;

(iii)         contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Adamis Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Adamis Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Adamis Material Contract, (C) accelerate the maturity or performance of any Adamis Material Contract, or (D) cancel, terminate or modify any term of any Adamis Material Contract, except in each of the above cases as would not reasonably be expected to have a Material Adverse Effect on Adamis; or

(iv)         result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by Adamis (except for Permitted Encumbrances) that is material to its business.

(b)          Except for (i) the Required Adamis Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and the Secretary of State of the State of New Jersey pursuant to the NJBCA, (iii) such filings as may be required under applicable securities laws, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on Adamis, Adamis is not and will not be required to make any filing with or give any notice to, or to obtain any waiver or Consent from, any Governmental Entity or Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

3.6.         Governmental Authorizations.

(a)          Adamis and its Subsidiaries have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Adamis or its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) that is required for the operation of Adamis and its Subsidiaries’ business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on Adamis.

(b)          Neither Adamis, its Subsidiaries nor any of its or their officers or employees are: (i) a party to any material Action involving Adamis’ activities in the healthcare industry; (ii) subject to any Actions or sanctions by any payor (including Medicare or Medicaid); and (iii) listed by a federal agency as excluded, disbarred, suspended, or otherwise ineligible to participate in federal programs, including Medicare or Medicaid, or listed on the General Service Administration list of parties excluded from Federal Procurement and Non-Procurement Programs.

3.7.         Capitalization.

(a)            The authorized capital stock of Adamis consists of 200,000,000 shares of Common Stock, $.0001 par value, and 10,000,000 shares of Preferred Stock, $.0001 par value, of which there were issued and outstanding as of September 30, 2022, 149,983,265 shares of Common Stock and 3,000 shares of Series C Convertible Preferred Stock. The shares of Adamis Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances other than any liens or encumbrances created by or imposed by the holders thereof, and shall be issued in material compliance with all applicable federal and state securities laws. All of the outstanding shares of Adamis Common Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) are not subject to preemptive rights or rights of first refusal created by statute, Adamis Restated Certificate, Adamis Bylaws or any agreement to which Adamis is party or by which it is bound, and (iii) have been issued in compliance in all material respects with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of Adamis Common Stock.

(b)           The information in the Adamis SEC Reports concerning the Adamis Stock Plans, and outstanding options and warrants to purchase shares of Adamis Common Stock, and outstanding restricted stock units or other rights to acquire shares of Adamis Common Stock, is accurate in all material respects as of the dates of such Adamis SEC Reports.

3.8.         Title to Assets.

(a)            Except as disclosed or reflected in the Adamis SEC Reports, Adamis owns, and has good, valid and marketable title to, all material assets purported to be owned by it, including all assets reflected on its balance sheet as of September 30, 2022; and all other material assets reflected in Adamis’ books and records as being owned by Adamis. All of said assets are owned by Adamis free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Adamis.

(b)           Except as disclosed or reflected in the Adamis SEC Reports, Adamis does not own any real property and Adamis is not party to any material lease for real property either as a lessee or lessor.

3.9.         SEC Reports; Financial Statements; Listing and Maintenance Requirements.

(a)            As of their respective filing dates, all annual, quarterly or current reports, filed by Adamis with the SEC since January 1, 2022 (including those that Adamis may file subsequent to the date hereof) (such reports, as amended “Adamis SEC Reports”), (i) were prepared in accordance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except as may be reflected in any amendments to such reports that Adamis has filed with the SEC, and (ii) as the same may have been amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)            The consolidated financial statements (including any related notes thereto) contained in the Adamis SEC Reports (in the form, as applicable, in any amendments to such Adamis SEC Reports) (the “Adamis Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of Adamis as of the respective dates thereof and the consolidated results of operations and cash flows of Adamis for the periods covered thereby.

(c)            Adamis maintains a system of internal accounting controls and disclosure controls and procedures sufficient, in the judgment of Adamis’ board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.10.       Absence of Certain Changes. Since September 30, 2022, and except as set forth in the Adamis Disclosure Schedule or as disclosed or reflected in the Adamis SEC Reports (and except for matters relating to the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto), there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Adamis.

3.11.       Interested Party Transactions. Except as disclosed or reflected in the Adamis SEC Reports, Adamis is not indebted to any director, officer or employee of Adamis (except for amounts due as normal compensation and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Adamis, for amounts that would be required to be disclosed in the Adamis SEC Reports. Except as disclosed or reflected in the Adamis SEC Reports, Adamis is not a party to any transaction involving more than $120,000 in which any director, officer or stockholder known to Adamis to be a greater than 5% stockholder of Adamis (or a member of such person’s immediate family) had a direct or indirect material interest, except for transactions not required to be disclosed in response to Item 404(a) of Regulation S-K, or where such person’s interest arises solely from his or her ownership of Adamis Capital Stock.

3.12.       Intellectual Property.

(a)            Except as disclosed or reflected in the Adamis SEC Reports, Adamis owns or possesses the right to use the Intellectual Property utilized in connection with the conduct of its business and intended business, all of which is owned by or licensed to Adamis (the “Adamis Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on Adamis. Such Adamis Patent and Proprietary Rights are sufficient in all material respects for the conduct of Adamis’ business and proposed business. Adamis has taken all reasonable measures to protect and maintain the confidentiality of the trade secrets included in the Adamis Patent and Proprietary Rights.

(b)           Since January 1, 2021, except as described or reflected in the Adamis SEC Reports or as set forth in the Adamis Disclosure Schedule, Adamis has not received any notice of any asserted rights with respect to any of Adamis Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of Adamis, would have a Material Adverse Effect on Adamis. Except as described or reflected in the SEC Reports, Adamis is not bound by, and no Adamis Patent and Proprietary Rights are subject to, any Contract containing any covenant or other provision that in any material respect limits or restricts the ability of Adamis to use, exploit, assert, defend, or enforce any Adamis Patent and Proprietary Rights.

(c)           To Adamis’ Knowledge, Adamis has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition, which infringement, misappropriation, violation or use (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on Adamis. No material infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Adamis’ Knowledge, threatened against Adamis or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Adamis with respect to such claim or Legal Proceeding, which claim or Legal Proceeding (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on Adamis.

(d)           To Adamis’ Knowledge, Adamis has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Adamis Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by Adamis conflicts or interferes in any material respect with any trademark or trade name owned, used, or applied for by any other Person.

3.13.       Taxes.

(a)           Adamis has prepared and timely filed all material Tax Returns relating to any and all material Taxes concerning or attributable to Adamis and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects. Adamis has delivered or made available to DMK correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Adamis filed or received since January 1, 2019.

(b)           Adamis (i) is not delinquent in any material respects in the payment of any Taxes due and owing by Adamis, and (ii) has withheld and timely paid all material Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           There is no material Tax deficiency outstanding or assessed or, to Adamis’ Knowledge, proposed against Adamis that is not reflected as a liability on the Adamis Financial Statements, nor has Adamis executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired). No claim (other than claims that have been resolved) has ever been made by an authority in a jurisdiction where Adamis does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Adamis.

(d)           To Adamis’ Knowledge, Adamis has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Adamis Financial Statements, whether asserted or unasserted, contingent or otherwise.

(e)            Adamis has not received from any Governmental Entity any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against Adamis, in each case other than such as have been resolved before the date of this Agreement.

(f)            Adamis is not a party to any tax-sharing agreement or similar arrangement with any other party, and Adamis has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(g)           Adamis has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which Adamis was the parent.

(h)           Adamis has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)            Adamis is not aware of any facts, and has not knowingly taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)            Adamis has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as disclosed or reflected in the Adamis SEC Reports, is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Adamis that, individually or collectively, could give rise to the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).

(k)           Adamis will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(l)            Adamis has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(m)          Adamis has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local Law.

3.14.       Employee Benefit Plans.

(a)           Employee Plans. The Adamis SEC Reports describe or reflect, or Adamis has otherwise made available to DMK descriptions or copies of, each Adamis Employee Agreement and each material plan, program, policy, practice, contract, agreement or other arrangement providing for retirement, deferred compensation, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, contributed to, or required to be contributed to by Adamis and, with respect to any such plans which are subject to Code Section 401(a), any ERISA Affiliate for the benefit of any person who performs or who has performed services for Adamis as an employee or with respect to which Adamis or any ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the “Adamis Employee Plans”).

(b)           Compliance. Each Adamis Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and Adamis and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of the Adamis Employee Plans.

(c)           Future Commitments. Except as disclosed or reflected in the Adamis SEC Reports, the Adamis Employee Agreements or in the Adamis Proxy Statement, no Adamis Employee Plan provides (except at no cost to Adamis), or reflects or represents any liability of Adamis to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law. Except as disclosed or reflected in the Adamis SEC Reports or in the Adamis Proxy Statement, other than commitments made that involve no future costs to Adamis, Adamis has never represented, promised or contracted (whether in oral or written form) to any current or former employee of Adamis or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Law.

(d)           Effect of Transaction. Except as disclosed in the SEC Reports, the Adamis Proxy Statement or in the Adamis Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Adamis or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any Adamis Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

3.15.       Employee Matters. The employment of each of Adamis’ employees is terminable by Adamis at will, subject to any notice provisions of applicable employment agreements. Adamis is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no material proceedings pending or, to Adamis’ Knowledge, threatened, between Adamis, on the one hand, and any or all of its current or former employees, on the other hand, which would reasonably be expected to have a Material Adverse Effect on Adamis. Adamis has provided all employees with all material wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

3.16.       Insurance. The Adamis Disclosure Schedule sets forth all policies of insurance maintained by, at the expense of or for the benefit of Adamis. All premiums due and payable under all such policies have been paid and, to Adamis’ Knowledge, Adamis is otherwise in compliance with the terms of such policies.

3.17.       Compliance with Law.

(a)           For all periods of time during which the respective applicable statute of limitations periods have not expired, and except as disclosed or reflected in the Adamis SEC Reports or the Adamis Disclosure Schedule, (i) to its Knowledge, Adamis has complied in all material respects with, is not in material violation of, and has not received any written or, to Adamis’ Knowledge, other notices of material violation with respect to, any applicable Law or regulation with respect to the conduct of its business, or the ownership or operation of its business, and (ii) Adamis has not received any written notices from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Law, or (B) any actual, alleged, possible, or potential obligation on the part of Adamis to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Law, in each of the above cases which if determined adversely to Adamis would reasonably be expected to have a Material Adverse Effect on Adamis.

(b)           To the knowledge of Adamis, Adamis and Persons acting in concert with and on behalf of Adamis:

(i)           have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)          have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(c)          All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of Adamis have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made only to Adamis’ knowledge with respect to clinical and pre-clinical studies conducted by any third party on behalf of Adamis. Adamis has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(d)          To Adamis’ Knowledge, Adamis has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Laws, concerning the privacy security, collection and use of information about identified or identifiable individuals.

3.18.       Environmental Matters. To Adamis’ Knowledge, Adamis is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law. Adamis has not received, nor to Adamis’ Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

3.19.       Legal Proceedings. Except as disclosed in the Adamis SEC Reports, there is no pending Legal Proceeding that has been commenced by or against Adamis that is required to be disclosed in such SEC Reports. There is no judgment, decree or order against Adamis or, to Adamis’ Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on Adamis.

3.20.       Contracts; No Defaults.

(a)           Each Adamis Material Contract is enforceable against Adamis in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           Adamis has not violated or breached, or committed any material default under, any Adamis Material Contract, in each of the above cases where such violation, beach or default would have a Material Adverse Effect on Adamis. Except as disclosed or reflected in the Adamis SEC Reports, Adamis has not received any notice or other written or, to Adamis’ Knowledge, oral communication regarding any actual or possible material violation or breach of, or default under, any Material Contract of Adamis that was required to be disclosed in the Adamis SEC Reports.

(c)            The Adamis Disclosure Schedule sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required under any Adamis Material Contract in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Adamis and the consummation of the transactions contemplated hereby and thereby.

3.21.       Labor Matters. Adamis is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Adamis is not the subject of any material Legal Proceeding asserting that Adamis has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving Adamis pending or, to Adamis’ Knowledge, threatened against Adamis.

3.22.       Regulatory Compliance.

(a)            Except as disclosed or reflected in the Adamis SEC Reports, each current Adamis Product has been and is being manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under FDCA and similar Law, including those relating to investigational use, good manufacturing practices, labeling, advertising, record keeping, and filing of report, except where failure to be in such compliance would not have any Material Adverse Effect on Adamis.

(b)           Except as disclosed or reflected in the Adamis SEC Reports, no Adamis Product has been recalled, withdrawn, suspended or discontinued by Adamis in the United States or outside the United States (whether voluntarily or otherwise) (other than as a result of decisions made in the ordinary course of business for business or economic reasons not to pursue research or development of one or more Adamis Products). Except as disclosed or reflected in the Adamis SEC Reports, there are no proceedings in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Adamis Product pending.

(c)            As to each Adamis Product for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, or abbreviated or supplemental new animal drug application, new animal drug application, or similar state or foreign regulatory application has been approved, Adamis and each licensee of any such biological or drug (a “Product Licensee”) have not been determined to be in violation of 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq.

(d)           Except as disclosed or reflected in the Adamis SEC Reports, all manufacturing, warehousing, distributing, and testing operations conducted on Adamis Products for human use by or for the benefit of Adamis or each Product Licensee are not in violation of and have been and are being conducted in material compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar applicable Law.

(e)            Neither Adamis, nor to the Knowledge of Adamis, any officer, employee or agent of Adamis, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar applicable Law, or authorized by 21 U.S.C. Section 335a(b) or any similar applicable Law.

3.23.       Unlawful Payments. To Adamis’ Knowledge, except as disclosed or reflected in the SEC Reports, none of Adamis, or any officer, director, employee, agent or representative of Adamis has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Adamis, or unlawful payment from corporate funds, to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

3.24.       Representations Complete. This Agreement (as limited and qualified by the Adamis Disclosure Schedule) does not contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

3.25.       Financial Advisor. Except as disclosed in the Adamis SEC Reports or otherwise disclosed to DMK, no broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Adamis.

3.26.      Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Adamis and Merger Sub acknowledge and agree that neither DMK nor any other Person has made or is making, and Adamis and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to DMK whatsoever, express or implied, beyond those expressly given by DMK in Article II, including any implied representation or warranty as to the accuracy or completeness of any information regarding DMK furnished or made available to Adamis, Merger Sub, or any of their respective Representatives. Without limiting the generality of the foregoing, Adamis and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospects information that may have been made available to Adamis, Merger Sub, or any of their respective Representatives (including in certain “data rooms,” “electronic data rooms,” management presentations, or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement).

ARTICLE IV
CONDUCT BEFORE THE EFFECTIVE TIME

4.1.         Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time, unless this Agreement is earlier terminated pursuant to the terms hereof (the “Pre-Closing Period”), upon reasonable written notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party, and with such additional financial, operating and other data and information regarding such Party as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or if such restriction is needed to protect attorney-client privilege or other applicable privilege. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

4.2.         Operation of Adamis’ Business.

(a)            Except as contemplated or permitted by this Agreement, or as disclosed or reflected in the Adamis SEC Reports, or with the prior written consent of DMK, during the Pre-Closing Period, Adamis shall: (i) use its commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business in compliance in material respects with all applicable Law and the requirements of all Contracts that constitute Material Contracts of Adamis; (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current employees, officers and consultants and maintain its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with Adamis; (iii) not acquire, lease or license any material right or other material asset from any other Person; (iv) not change any of its methods of accounting or accounting practices in any material respect, except as may be required by GAAP; (v) not make any Tax election that would be material to Adamis; or (vi) not agree or commit to take any of the actions described in clauses (iii) through (v) above. Notwithstanding the foregoing, without the prior written consent of DMK, Adamis may (i) continue to have discussions with third parties, and may enter into agreements or arrangements and may consummate one or more transactions regarding, its assets, business or securities as long as such agreement, arrangements or transactions do not constitute an Alternative Transaction. In addition, for purposes of clarification and without limitation, during the Pre-Closing Period Adamis may have discussions regarding, and enter into agreements or consummate transactions regarding or with respect to: (i) sales or other dispositions of assets of Adamis relating to the compounding pharmaceuticals business formerly conducted by Adamis or its Subsidiaries and (ii) commercial, license or other agreements relating to the sale, license or distribution of one or more of Adamis’ FDA approved commercial drug products.

(b)           Adamis shall promptly notify DMK of: (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any material notice or other communication that Adamis receives from any Governmental Body in connection with the Merger or other transactions contemplated by this Agreement; (iii) any material litigation relating to or involving or otherwise affecting DMK or Adamis that relates to the Merger or other transactions contemplated by this Agreement; and (iv) any event of which it becomes aware that would be considered reasonably likely to have a Material Adverse Effect on Adamis or the Surviving Corporation.

4.3.         Operation of DMK’s Business.

(a)            Except as contemplated by this Agreement, during the Pre-Closing Period, DMK shall: (i) use commercially reasonable efforts to conduct its business and operations in compliance with all applicable Law and the requirements of all Contracts that constitute Material Contracts of DMK; and (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with DMK.

(b)           DMK shall promptly notify Adamis of: (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any material notice or other communication that it receives from any Governmental Body in connection with the Merger or other transactions contemplated by this Agreement; (iii) any material litigation relating to or involving or otherwise affecting DMK or Adamis that relates to the Merger or other transactions contemplated by this Agreement; and (iv) any event of which it becomes aware that would be considered reasonably likely to have a Material Adverse Effect on DMK or the Surviving Corporation.

4.4.         Notification of Certain Matters. During the Pre-Closing Period, DMK on the one hand, and Adamis on the other, shall promptly notify the other Party (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against or involving or otherwise affecting such Party is commenced or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director or officer of such Party, relating to the Contemplated Transactions; (c) such Party becomes aware of any material inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each of the above cases that could reasonably be expected to make the timely satisfaction of any of the closing conditions set forth in Articles VI, VII or VIII, as applicable, not possible. No notification given pursuant to this Section shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2 in the case of DMK, or Section 8.1 or 8.2 in the case of Adamis; and provided further, that the failure to give such notice will not be treated as a breach of covenant for the purposes of Articles VI, VII or VIII, unless the failure to give such notice results in material prejudice to the other party.

4.5.         No Solicitation.

(a)            Each Party agrees that during the Pre-Closing Period, it shall not, and shall not authorize and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person other than the other Party hereto and its Representatives regarding any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal or, with respect to Adamis effect any Change in the Adamis Board Recommendation or, with respect to DMK, effect any change in the DMK Board Recommendation; or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement containing terms similar in material respects to the Confidentiality Agreement) or enter into any agreement in principle requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or propose or agree to do any of the foregoing. For purposes of clarification, during the Pre-Closing Period, Adamis may continue to have discussions with third parties, and may enter into agreements or arrangements and may consummate one or more transactions regarding, its assets, business or securities as long as such agreements, arrangements or transactions do not constitute an Acquisition Proposal, Acquisition Inquiry or Alternative Transaction. If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one business day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement, and shall instruct its Representatives accordingly. Each Party shall not terminate, release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into before or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the fullest extent possible.

(b)          Notwithstanding anything contained in this Section:

(i)           before obtaining the Required Adamis Stockholder Vote, Adamis may furnish nonpublic information regarding Adamis to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement, which the Adamis Board determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (A) neither Adamis nor any Representative of Adamis shall have failed to comply with this Section; (B) the Adamis Board concludes in good faith, after consultation with outside counsel, that there is a reasonable risk that the failure to take such action would result in a breach of the fiduciary duties of the Adamis Board under applicable law; (C) within one business day following the furnishing of any such nonpublic information to, or entering into discussions with, such Person, Adamis gives DMK written notice of the identity of such Person and that Adamis intends to furnish nonpublic information to, or enter into discussions with, such Person or has furnished, or entered into discussions with, such Person; (D) Adamis receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to Adamis as those contained in the Confidentiality Agreement; and (E) within one business day following the furnishing of any such nonpublic information to such Person, Adamis furnishes such nonpublic information to DMK (to the extent such nonpublic information has not been previously furnished by Adamis to DMK). Without limiting the generality of the foregoing, Adamis acknowledges and agrees that in the event any Representative of Adamis takes any action that, if take by Adamis, would constitutes a failure to comply with this Section by Adamis, the taking of such action by such Representative shall be deemed to constitute a failure to comply with this Section by Adamis for purposes of this Agreement; and

(ii)          Notwithstanding anything to the contrary set forth in this Agreement, if at any time before obtaining the Required Adamis Stockholder Vote, Adamis receives an unsolicited bona fide written Acquisition Proposal that did not relate to a breach of this Section and which the Adamis Board determines in good faith constitutes a Superior Proposal, and Adamis and its Representatives have otherwise complied in all material respects with its obligations under this Section 4.5, the Adamis Board may on four (4) Business Days’ prior written Notice of Superior Proposal to DMK (“Notice of Superior Proposal”) (which notice shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal) (it being understood that Adamis must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Acquisition Proposal if such modification results in the determination that such Acquisition Proposal is a Superior Proposal), take any action otherwise prohibited by Section 4.5(a) and cause Adamis to terminate this Agreement pursuant to Section 9.1(i) if (A) the Adamis Board shall have first determined in good faith, after consultation with outside counsel, that there is a reasonable risk that the failure to take such action would result in a breach of its fiduciary duties under the DGCL, and (B) Adamis shall have notified DMK of such determination and offered to discuss in good faith with DMK (and, if DMK accepts, thereafter negotiates in good faith), for a period of no less than four (4) Business Days, any adjustments in the terms and conditions of this Agreement proposed by DMK, and the Adamis Board shall have resolved, after taking into account the results of such discussions and proposals by DMK, if any, that the Acquisition Proposal remains a Superior Proposal.

(c)           Nothing contained in this Section or in Section 5.3 shall prohibit Adamis from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Adamis’ stockholders if, in the good faith judgment of the Adamis Board, after consultation with outside counsel, that there is a reasonable risk that the failure to so disclose would result in a breach of its fiduciary duties under the DGCL; provided that disclosure to stockholders pursuant to Rule 14e-2 relating to an Acquisition Proposal or Acquisition Inquiry shall be deemed to be a Change in the Adamis Board Recommendation unless the Adamis Board expressly, and without qualification, concurrently with such disclosure reaffirms the Adamis Board Recommendation.

(d)           For purposes of clarification, during the Pre-Closing Period and thereafter, Adamis may continue to have discussions with third parties, and may enter into agreements or arrangements and may consummate one or more transactions regarding, its assets, business or securities as long as such agreement, arrangements or transactions do not constitute an Acquisition Transaction.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.         Proxy Statement.

(a)           As promptly as reasonably practicable after the execution of this Agreement, Adamis, in cooperation with DMK, shall prepare and file with the SEC the Proxy Statement. The Proxy Statement shall, among other things, include the Adamis Board Recommendation and (i) solicit the approval of and include the recommendation of the Adamis Board to Adamis’ stockholders that they vote in favor of the Adamis Proposals and the Other Adamis Proposals. DMK shall deliver to Adamis audited financial statements as of and for the years ended December 31, 2020 and 2021 (and, if determined to be required in Adamis’ reports and filings with the SEC under applicable securities laws and SEC rules and regulations, 2022), with a report thereon from DMK’s independent accounting firm (the “DMK Audited Financial Statements”), together with updated and reviewed DMK Interim Financial Statements. DMK shall promptly furnish to Adamis all other information concerning DMK, and shall use its commercially reasonable efforts to cause to be finished all information with respect to its stockholders, that is required to be disclosed in the Proxy Statement, or in subsequent filings that Adamis may make with the SEC.

(b)           Adamis shall use all reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, and shall respond promptly to any comments of the SEC or its staff and shall use all reasonable efforts to resolve any comments of SEC on the Proxy Statement as promptly as reasonably practicable. Adamis shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to Adamis’ stockholders after review by the SEC has been completed. Adamis shall notify DMK promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply DMK with copies of all substantive correspondence between Adamis or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, DMK or Adamis, as the case may be, shall use commercially reasonable efforts to promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Adamis or DMK, such amendment or supplement. If Adamis becomes aware that any information in the Proxy Statement is or has become false or misleading in any material respect, Adamis shall take all reasonable steps to make such corrections as are required by applicable law or otherwise deemed appropriate by Adamis.

5.2.         DMK Stockholder Approval.

(a)            DMK shall take all action necessary under all applicable Law to call, give notice of and hold a meeting of the holders of DMK Capital Stock to vote on the approval of the Merger, adoption of this Agreement and the related plan of merger, and related matters (in either case, the “DMK Stockholders Meeting”). The DMK Stockholders Meeting shall be held reasonably after the date of this Agreement and after the DMK Information Statement is available. DMK shall use commercially reasonable efforts to ensure that all proxies and consents solicited in connection with the DMK Stockholders Meeting are solicited in compliance with all applicable Law. The Parties agree that the holders of DMK Capital Stock may take all action required under this Agreement by means of action by written consent as permitted by the NJBCA in lieu of an actual meeting of the holders of DMK Capital Stock.

(b)           DMK agrees that: (i) the Board of Directors of DMK shall recommend that the holders of DMK Capital Stock vote to approve the Merger and adopt this Agreement and the related plan of merger, and such other matters as are contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval (the recommendation of the board of directors of DMK that the stockholders of DMK vote to approve and adopt the Merger, this Agreement and the related plan of merger, and such other matters contemplated by this Agreement being referred to as the “DMK Board Recommendation”); and (ii) the Board of Directors of DMK shall not make or effect any change, withdrawal, qualification or modification of the DMK Board Recommendation in any manner that would reasonably be expected to prevent, delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions.

5.3.         Adamis Stockholders Meeting; Change in the Adamis Board Recommendation; Adoption of Agreement by Adamis as Sole Stockholder of Merger Sub.

(a)            Adamis shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the stockholders of Adamis to vote on the Adamis Proposals (such meeting, the “Adamis Stockholders Meeting”). Adamis shall use its commercially reasonable efforts to ensure that all proxies solicited in connection with the Adamis Stockholders Meeting are solicited in compliance with all applicable Law.

(b)            Adamis agrees that, subject to Sections 4.5 and 5.6(c): (i) the Adamis Board shall recommend that the stockholders of Adamis vote to approve and adopt (as the case may be), (A) the Adamis Share Issuance Proposal, and (B) the Adamis Reverse Stock Split Amendment (proposals (A) and (B) being referred to as the “Adamis Proposals”), and the Adamis Board may also approve and recommend that the stockholders approve additional proposals, and such other matters as the Adamis Board may determine are reasonably necessary or appropriate to effect the Merger and the other Contemplated Transactions (the “Other Adamis Proposals”), and shall use commercially reasonable efforts to solicit such approval or adoption, as the case may be; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Adamis recommends that the stockholders of Adamis vote to approve and adopt (as the case may be) the Adamis Proposals (such recommendation being referred to herein as the “Adamis Board Recommendation”); and (iii) except as expressly permitted by this Agreement, the Board of Directors of Adamis shall not make or effect any Change in the Adamis Board Recommendation.

(c)           Subject to Sections 4.5 and 5.6(c), Adamis shall take all action that is both reasonable and lawful to solicit the approval of its stockholders of the Adamis Proposals and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of Adamis required by the DGCL to obtain such approvals. If, on the date of Adamis Stockholders Meeting or any subsequent adjournment thereof pursuant to this Section, a quorum for the conduct of business does not exist or Adamis has not received proxies representing a sufficient number of shares of Adamis voting stock to approve the Adamis Proposals, Adamis may adjourn the Adamis Stockholders Meeting to solicit additional proxies for such proposals, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Adamis Proposals.

(d)           Adamis, as sole stockholder of Merger Sub, shall adopt this Agreement and the related plan of merger as soon as practicable following the Execution Date, including by means of action by written consent, as permitted by the NJBCA in lieu of an actual meeting of the stockholders of Merger Sub.

5.4.        Registration Statement. Within sixty (60) days following the Closing Date, or as soon thereafter as is reasonably practicable including, without limitation, (a) taking into account any restrictions, limitations or prohibitions on the filing of registration statements by Adamis that may be contained in any agreement entered into by Adamis in connection with any financing transaction completed after the Agreement Date, and (b) applicable financial statement, audit and auditor requirements concerning the auditor reports and financial statements that are required to be included in the Registration Statement, Adamis will prepare and file with the SEC (x) a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the Merger Consideration shares, but with such registration obligations otherwise consistent with the requirements of this Section) (such a new registration statement, together with all amendments and supplements thereto, including post-effective amendments, all exhibits thereto and all material incorporated by reference therein, the “Registration Statement”), or (y) a prospectus supplement pursuant to an existing effective registration statement of Adamis, covering the resale of the Merger Consideration shares of Adamis Common Stock (including the Series E Preferred Conversion Shares) issued pursuant to Section 1.6. If Adamis files such a Registration Statement, Adamis will use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as reasonably possible following the filing of the Registration Statement and be maintained (or, if applicable, the prospectus supplement maintained) until, with respect to an individual former DMK stockholder, the earlier to occur of (i) the date that all such Merger Consideration shares held by such stockholder may be publicly resold without restrictions pursuant to the provisions of Rule 144, or (ii) the date that all of such Merger Consideration shares have actually been resold; provided, however, that Adamis will have no obligation to file the Registration Statement or prospectus supplement, or have the Registration Statement declared effective or maintain such prospectus supplement, unless and until any required Form 8-K Amendment relating to the Contemplated Transactions, if required by applicable law, is filed with the SEC (and Adamis shall use its reasonable efforts to timely file the Form 8-K Amendment, if required). Notwithstanding the registration obligations set forth in this Section, in the event the SEC informs Adamis that all of the shares requested to be included in the registration cannot, as a result of the application of Rule 415, be registered for resale on such registration statement, Adamis agrees to promptly inform the holders of such shares and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the SEC covering the maximum number of Registrable Securities that are permitted to be registered by the SEC, and the limitation on the number of such Merger Consideration shares included in the Registration Statement as a result of the application of Rule 415 shall not be deemed to be a breach of any provision of this Agreement. For not more than sixty (60) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, Adamis may suspend the use of any prospectus included in the Registration Statement (or the use of the applicable prospectus supplement) if Adamis determines in good faith that such suspension is necessary to (x) delay the disclosure of material non-public information concerning Adamis, the disclosure of which at the time is not, in the good faith opinion of Adamis, in the best interests of Adamis and its stockholders, or (y) amend or supplement the Registration Statement or the related prospectus or prospectus supplement so that the Registration Statement, prospectus or prospectus supplement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.

5.5.         Information Statement; DMK Written Consent.

(a)            As promptly as reasonably practicable after the date of this Agreement, DMK will prepare, with the cooperation of Adamis, and cause to be delivered to its stockholders an information statement for the holders of DMK Capital Stock (the “Information Statement”) to solicit the written consent of its stockholders in lieu of a meeting pursuant to the NJBCA (the “DMK Written Consent”) for purposes of (i) adopting this Agreement and the relating plan of merger and approving the Merger, and all other transactions contemplated by this Agreement, (ii) acknowledging that the approval given thereby is irrevocable, that such DMK Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 14A:11 of the NJBCA, and that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its DMK Capital Stock under the NJBCA, and (iii) acknowledging the conversion of all outstanding DMK Convertible Notes into DMK Common Stock prior to the Effective Time (collectively, the “DMK Stockholder Matters”). DMK shall use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Adamis and DMK agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto. DMK shall not include in the Information Statement any information with respect to Adamis or its affiliates, the form and content of which information has not been approved by Adamis prior to such inclusion.

(b)           (i) The board of directors of DMK will recommend that its stockholders vote to approve the DMK Stockholder Matters (such recommendation the “DMK Board Recommendation”); (ii) the Information Statement will include the DMK Board Recommendation; and (iii) the DMK Board Recommendation will not be withdrawn or modified in a manner adverse to Adamis, and no resolution by the board of directors of DMK or any committee thereof to withdraw or modify the DMK Board Recommendation in a manner adverse to Adamis will be adopted or proposed.

5.6.         Adamis Stockholders Meeting.

(a)           Adamis will take all action necessary under applicable Law to call, give notice of and hold the Adamis Stockholders Meeting to vote on (i) the Adamis Proposals, and (ii) the Other Adamis Proposals. The Adamis Stockholders Meeting will be held on a date selected by Adamis, following the date on which the definitive Proxy Statement may be mailed to the Adamis stockholders; provided, however, notwithstanding anything to the contrary contained herein, Adamis will have the absolute discretion to adjourn the Adamis Stockholders Meeting for a period of up to sixty (60) days after the initial date of the Adamis Stockholders Meeting is scheduled or convened if Adamis determines it necessary or appropriate to solicit additional proxies in favor of the Adamis Proposals.

(b)           Subject to Section 5.6(c): (i) the board of directors of Adamis will recommend that its stockholders vote to approve the Adamis Proposals (such recommendation, the “Adamis Board Recommendation”); (ii) the Proxy Statement will include the Adamis Board Recommendation; and (iii) the Adamis Board Recommendation will not be withdrawn or modified in a manner adverse to DMK.

(c)            Notwithstanding anything to the contrary contained in this Agreement, at any time before the approval and adoption of the Adamis Proposals by the Required Adamis Stockholder Vote, the Board of Directors of Adamis may effect a Change in the Adamis Board Recommendation in accordance with the provisions of Section 4.5(b), provided that DMK must receive not less than four (4) Business Days prior written notice from Adamis confirming that Adamis’ Board of Directors has determined to make a Change in the Adamis Board Recommendation. For purposes of this Agreement, “Change in the Adamis Board Recommendation” means any: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the Adamis Board Recommendation in any manner adverse to DMK; (ii) action or statement by Adamis in connection with Adamis Stockholders Meeting contrary to the Adamis Board Recommendation; (iii) taking any position other than opposition (including making no recommendation), by the Adamis Board with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become publicly known to any Person other than Adamis, DMK and their respective Representatives after a reasonable amount of time has elapsed for the Adamis Board to review and make a recommendation with respect thereto (and in no event more than ten (10) Business Days after being so publicly disclosed or otherwise become public known); (iv) failure of the Adamis Board to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by DMK) is commenced, recommend that the Adamis stockholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for the Adamis Board to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the Adamis Board Recommendation in connection with a disclosure pursuant to Section 4.5(c) or otherwise within two (2) Business Days of a request by DMK to do so; or (v) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal.

(d)           Nothing contained in this Agreement will prohibit Adamis or its board of directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Adamis or its board of directors pursuant to Rules 14d-9 and 14e-2(a) will be limited to a statement that Adamis is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Adamis determines in good faith, after consultation with its outside legal counsel, that there is a reasonable risk that the failure to make such a statement would result in a breach of its fiduciary duties under applicable Law.

5.7.        Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed or otherwise submitted by such Party with or to any Governmental Entity with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Entity.

5.8.        Indemnification of Officers and Directors.

(a)           From and after the Effective Time through the third anniversary of the date the Effective Time occurs, Adamis shall and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Adamis and DMK pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws regarding indemnification of directors and officers that are in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “D&O Indemnified Parties”); provided, however, that after the Closing and the Effective Time of the Merger, the DMK directors and officers who become directors and officers of Adamis will enter into the Adamis standard indemnification agreement which will supersede any other contractual rights to indemnification by the Surviving Corporation.

(b)           The certificate of incorporation and bylaws of Adamis and the Surviving Corporation, as the case may be, shall contain provisions no less favorable with respect to indemnification and elimination of liability for monetary damages of present and former directors and officers than are presently set forth in the certificate of incorporation and bylaws of DMK, which provisions shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(c)            Adamis, at its election, may purchase a “tail” policy on DMK’s existing directors and officers liability insurance policy (if any) for a period of six (6) years after the Closing. Adamis will maintain either a directors and officers liability insurance policy or a “tail” policy on Adamis’ existing directors and officers.

(d)           The provisions of this Section are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(e)            Adamis shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section.

5.9.         Additional Agreements.

(a)            Subject to Sections 4.5, 5.2, 5.3, 5.5 and 5.6, the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to paragraph (b) below, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) reasonably required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Material Contract) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Entity relating to any of the Contemplated Transactions, and shall (if reasonably practicable) give the other Party a reasonable time before making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b)            Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer any assets; (ii) to discontinue offering any product or service; (iii) to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate any assets or operations (either before or after the Closing Date); (v) to make any commitment (to any Governmental Entity or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

(c)            Prior to the Closing, Adamis shall have the right to control the defense and settlement of any stockholder litigation against Adamis or any of its directors or officers relating to this Agreement or the Contemplated Transactions, and shall, subject to applicable considerations of privilege and confidentiality, keep DMK reasonably apprised of any material developments in connection with any such litigation.

5.10.      Disclosure; Public Announcements. The Parties shall use their commercially reasonable efforts to agree on a mutually acceptable joint initial press release and Adamis Form 8-K announcing the execution and delivery of this Agreement. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not issue any press release or make any public disclosure regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure (which approval shall not be unreasonably withheld or delayed); or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law. Notwithstanding the foregoing, without consulting with the other Party, Adamis and its officers may make public statements, including in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent in material respects with previous press releases, public disclosures or public statements made by DMK or Adamis in compliance with this Section.

5.11.      Directors; Officers. Prior to the Effective Time, and subject to the receipt of any required stockholder vote, Adamis shall use its best efforts to take all actions necessary (i) to cause the authorized number of members of the Board of Directors of Adamis to remain at five (5) or to be such other number as Adamis and DMK may mutually agree, effective at the Effective Time; (ii) to obtain the resignations, effective at the Effective Time, of the directors of Adamis who will not continue as directors after the Effective Time as contemplated by this Agreement, and (iii) so that the Persons listed in Annex 5.11 are elected or appointed, as applicable, to the positions of officers and directors of Adamis, as set forth therein, to serve in such positions effective as of the Effective Time. If during the Pre-Closing period any Person listed in Annex 5.11 indicates that he or she is unable or unwilling to serve as officer or director of Adamis or the Surviving Corporation, then Adamis and DMK will use their best efforts to agree on a successor. Notwithstanding the foregoing, the Parties acknowledge that so long as Adamis remains a public reporting company, Adamis and DMK will use their best efforts such that the board of directors of Adamis will continue to satisfy applicable securities laws and listing requirements of any exchange or market on which the Adamis Common Stock is then listed or traded, including, without limitation, maintaining an independent audit committee and having an audit committee financial expert serve on such committee, and the actions taken by Adamis and DMK hereunder regarding the composition of the Board of Directors of Adamis immediately after the Effective Time will be taken so as to allow Adamis to comply with such applicable Law.

5.12.      Tax Matters.

(a)            Adamis, Merger Sub and DMK shall use their respective commercially reasonable efforts to cause the Merger to qualify, and shall use their respective commercially reasonable efforts not to, and not to permit or cause any affiliate to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)           This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Adamis, Merger Sub and DMK shall report the Merger as reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)            DMK shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Adamis to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by, or any payment made in connection with, this Agreement.

(d)           All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, Adamis will, and will cause its Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each Party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(e)           Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.13.       Adamis Amendments. Subject to Section 5.6(c), Adamis agrees to recommend to its stockholders that the Adamis Restated Certificate be amended by means of the Adamis Reverse Stock Split Amendment to effect a reverse stock split of the Adamis Common Stock by a ratio determined by the Adamis Board (the “Adamis Reverse Stock Split Proposal”).

5.14.       DMK’s Auditors. DMK will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (a) the preparation of financial statements (including audited and pro forma financial statements if required) as required by Adamis to comply with Law, (b) the review of DMK’s audit work papers for up to the past two years or such lesser period of which DMK has been in existence, including the examination of selected interim financial statements and data, and (c) such auditor reports and consents relating to the including to the inclusion of the DMK Financial Statements in the Proxy Statement, reports that Adamis files with the SEC, and such other documents and filings as Adamis or DMK may be determine are necessary or appropriate.

5.15.       Legends. Adamis shall be entitled to place such appropriate legends on the certificates evidencing any shares of Adamis Common Stock to be received in the Merger by equity holders of DMK Capital Stock, including, without limitation, persons who may after the Effective Time be considered “affiliates” of Adamis for purposes of Rules 144 and 145 under the Securities Act, as Adamis reasonably determines is required or appropriate under applicable laws, and to issue appropriate stop transfer instructions to the transfer agent for such shares of Adamis Common Stock.

5.16.       Confidentiality. Each of Adamis and DMK hereby agrees that the information obtained in any investigation pursuant to this Agreement, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidentiality Agreement dated as of April 29, 2022, previously executed by and between DMK and Adamis (the “Confidentiality Agreement”).

5.17.       Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Adamis and DMK will take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of Adamis Common Stock (including derivative securities with respect to Adamis Common Stock) by each officer or director of DMK (in their capacity as officer or director) who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Adamis, to be exempt under Rule 16b-3 under the Exchange Act. Prior to the Closing Date, DMK will furnish the following information to Adamis for each director, officer or securityholder of DMK who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Adamis: (a) the number of shares of DMK Capital Stock held by such individual and expected to be exchanged for shares of Adamis Common Stock pursuant to the Merger; (b) the number of other derivative securities (if any) with respect to DMK Capital Stock held by such individual and expected to be converted into shares of Adamis Common Stock or derivative securities with respect to Adamis Common Stock in connection with the Merger; and (c) such other information as may be reasonably required in connection with compliance with Section 16(a) of the Exchange Act.

5.18.       Listing. If the Adamis Common Stock is then listed on the Nasdaq Capital Market (“Nasdaq”), Adamis will (a) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Adamis Common Stock to be issued and issuable pursuant to the Merger and use all reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance), and (b) to the extent required by Nasdaq Marketplace Rules, file an initial listing for the Adamis Common Stock (the “Nasdaq Listing Application”) and use its reasonable best efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. DMK will cooperate with Adamis as reasonably requested by Adamis with respect to such Nasdaq Listing Application and will promptly furnish to Adamis all information concerning DMK and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section, or in any appeal by Adamis to Nasdaq or a Nasdaq hearings panel concerning any de-listing determination that Nasdaq may make.

5.19.       Private Placement. In connection with the solicitation of the DMK Stockholder Approval, DMK shall deliver to each holder of DMK Capital Stock and each holder of a DMK Convertible Note a customary form of investor questionnaire reasonably satisfactory to Adamis. In reliance on such investor questionnaires, Adamis and DMK shall take such action as may be necessary or appropriate so that the issuance of shares of Adamis Common Stock and Series E Preferred as Merger Consideration in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws.

5.20.       Termination of Certain DMK Agreements. Prior to the Closing Date, DMK will obtain the necessary written consent or agreement of its stockholders or other counterparties, as applicable, to, effective upon the Closing Date, terminate the agreements to which DMK is a party or by which DMK is bound, if any, that are set forth on Schedule 5.20.

5.21.       DMK Options.

(a)            (a)         At the Effective Time, each DMK Option that is outstanding and unexercised immediately prior to the Effective Time under the DMK Stock Plan, whether or not vested, will be converted into and become an option to purchase Adamis Common Stock, in a manner consistent with the requirements of Section 409A and, for DMK Options qualified under Section 422 of the Code, Section 424 of the Code, and Adamis shall assume the DMK Stock Plan. All rights with respect to DMK Common Stock under DMK Options assumed by Adamis will thereupon be converted into rights with respect to Adamis Common Stock. Accordingly, from and after the Effective Time: (i) each DMK Option assumed by Adamis may be exercised solely for shares of Adamis Common Stock; (ii) the number of shares of Adamis Common Stock subject to each DMK Option assumed by Adamis will be determined by multiplying (x) the number of shares of DMK Common Stock that were subject to such DMK Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Adamis Common Stock; (iii) the per share exercise price for the Adamis Common Stock issuable upon exercise of each DMK Option assumed by Adamis will be determined by dividing (x) the per share exercise price of DMK Common Stock subject to such DMK Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any DMK Option assumed by Adamis will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such DMK Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a DMK Option, such DMK Option assumed by Adamis in accordance with this Section will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Adamis Common Stock subsequent to the Effective Time; and (2) Adamis’ board of directors or a committee thereof will succeed to the authority and responsibility of DMK’s board of directors or any committee thereof with respect to each DMK Option assumed by Adamis. Notwithstanding anything to the contrary in this Section, the conversion of each DMK Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Adamis Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that to the maximum extent possible, the conversion of a DMK Option will not constitute a “modification” of such DMK Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the Parties that each DMK Option so assumed by Adamis shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such DMK Option qualified as an incentive stock option prior to the Effective Time.

(b)           After the Effective Time, Adamis will file with the SEC a registration statement on Form S-8, or a post-effective amendment to an existing Form S-8 registration statement, relating to the DMK Stock Plan and the shares of Adamis Common Stock issuable with respect to DMK Options assumed by Adamis in accordance with Section, to the extent permitted by federal securities laws, and Adamis shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding.

(c)            After the Effective Time, Adamis will use all reasonable efforts to enter into an assumption agreement or other agreement reasonably satisfactory to Adamis with each person who, immediately prior to the Effective Time, was a holder of a DMK Option, evidencing the foregoing assumption of such DMK Options by Adamis.

5.22.      Allocation Certificate. DMK will prepare and deliver to Adamis at least two (2) Business Days (if practicable) prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of DMK in a form reasonably acceptable to Adamis which sets forth (a) a true and complete list of the DMK Stockholders immediately prior to the Effective Time (including holders of DMK Convertible Notes that will convert into shares of DMK Common Stock) and the number and type of shares of DMK Capital Stock owned by each such DMK Stockholder, and (b) the allocation of the Merger Consideration among the DMK Stockholders pursuant to the Merger (the “Allocation Certificate”).

5.23.      Employee Benefit Matters. All employees of DMK shall continue in their existing benefit plans until such time as, in Adamis’ discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by or on behalf of Adamis for its employees. Adamis shall take such reasonable actions, to the extent permitted by Adamis’ benefits programs, as are necessary to allow eligible employees of DMK to participate in the health, welfare and other benefit programs of Adamis or alternative benefits programs in the aggregate that are substantially similar to those applicable to employees of Adamis in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Adamis and DMK shall cooperate to maintain the effectiveness of the DMK’s benefit plans. To the extent permitted by and consistent with Adamis’ benefit plans, employees of DMK shall be given credit for all service with DMK for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee benefit plans, programs, policies and arrangements and employment policies maintained by Adamis in which they become participants. In connection with such transition, if DMK maintains any Code Section 401(k) arrangements or plans (each a “DMK 401(k) Plan”), then at Adamis’ request, Adamis and DMK will cooperate with respect to the termination of the DMK 401(k) Plan.

5.24.      Takeover Statutes. If any takeover statute is or may become applicable to the Contemplated Transactions, each of DMK, the DMK Board, Adamis and the Adamis Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.25.       Merger Sub. Adamis will take all action that are necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger, subject to the terms and conditions set forth in this Agreement.

5.26.       Supplement to Disclosure Schedules. (i) From time to time prior to the Closing, DMK shall have the right (but not the obligation) to supplement or amend the DMK Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VII have been satisfied; provided, however, that if as a result of matters disclosed in such Schedule Supplement, Adamis has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Adamis shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. (ii) From time to time prior to the Closing, Adamis shall have the right (but not the obligation) to supplement or amend the Adamis Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VIII have been satisfied; provided, however, that if as a result of matters disclosed in such Schedule Supplement, DMK has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then DMK shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

5.27.       Series E Preferred Certificate of Designation. The Series E Preferred Certificate of Designation shall be substantially in the form attached hereto as Exhibit C, with such changes thereto as Adamis and DMK may mutually agree.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or before the Closing, of each of the following conditions:

6.1.         Stockholder Approval. This Agreement and the Merger shall have been duly adopted by the Required DMK Stockholder Vote; the board of directors and shareholders of Merger Sub shall have approved and adopted this Agreement and the Merger; and the Adamis Proposals shall have been duly approved or adopted, as the case may be, by the Required Adamis Stockholder Vote.

6.2.         No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

6.3.         Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Law shall have been obtained and shall remain in full force and effect.

6.4.         No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Entity in which such Governmental Entity indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Adamis, Merger Sub or DMK any damages or other relief that would have a Material Adverse Effect on the Combined Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Adamis; (d) that could have a Material Adverse Effect on the right or ability of the Combined Company to own the assets or operate the business of the Combined Company; or (e) seeking to compel DMK or Adamis to dispose of or hold separate any assets that are material to the Combined Company as a result of or following the Merger or any of the Contemplated Transactions.

6.5.         Series E Preferred Certificate of Designation. The Series E Preferred Certificate of Designation shall have been filed with the Secretary of State of Delaware, which shall continue to be in full force and effect as of the Closing.

ARTICLE VII
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS
OF Adamis AND MERGER SUB

The obligations of Adamis and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Adamis, at or before the Closing, of each of the following conditions:

7.1.         Accuracy of Representations. The representations and warranties of DMK contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

7.2.         Performance of Covenants. Each of the covenants and obligations in this Agreement that DMK is required to comply with or to perform at or before the Closing shall have been complied with and performed by DMK in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company.

7.3.         No Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on DMK that shall be continuing as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

7.4.         Agreements and Other Documents. Adamis shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)           a certificate of DMK executed on its behalf by the Chief Executive Officer and Chief Financial Officer of DMK confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied; and

(b)           certificates of good standing (or equivalent documentation) of DMK in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Board of Directors of DMK authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by DMK hereunder.

7.5.         Conversion of DMK Convertible Notes. DMK shall have taken all required actions such that all DMK Convertible Notes that are outstanding immediately prior to the Closing that are being converted into shares of DMK Common Stock in connection with the Closing shall convert into shares of DMK Common Stock before the Effective Date and Closing, and no DMK Convertible Notes or other convertible securities shall be outstanding as of the Closing.

7.6.         FIRPTA Certificate. On or no more than thirty (30) days prior to the Closing Date (or such other date as Adamis and DMK may mutually agree), DMK shall deliver to Adamis a properly executed certification, in form and substance reasonably satisfactory to Adamis, that shares of DMK are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Adamis with the IRS following the Closing within the time period specified in Treasury Regulations Section 1.897-2(h)(2)) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

7.7.         Third Party Consents. DMK shall have obtained and delivered to Adamis all consents and approvals of third parties listed in Schedule 7.7.

7.8.         Securities Law Matters. The issuance of the Merger Consideration Shares to the DMK Stockholders pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act.

7.9.         Dissenting Shares. The holders of no more than three percent (3.0)% of the outstanding shares of DMK Common Stock, including shares into which the DMK Convertible Notes are convertible, will have demanded and not lost or withdrawn, or will be eligible to demand, appraisal rights.

7.10.       DMK License Agreements. All of the patents and related intellectual property rights and other rights held by the licensor party relating to the intellectual property license agreements set forth on Section 2.12(a) of the DMK Disclosure Schedules (the “DMK License Agreements”) shall have been transferred, assigned and conveyed, effective as of the Closing to DMK pursuant to instruments of conveyance reasonably satisfactory to Adamis, and the DMK License Agreements shall have been terminated effective upon such transfer, assignment and conveyance.

ARTICLE VIII
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF DMK

The obligations of DMK to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by DMK, at or before the Closing, of each of the following conditions:

8.1.         Accuracy of Representations. The representations and warranties of Adamis and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

8.2.         Performance of Covenants. All of the covenants and obligations in this Agreement that Adamis or Merger Sub is required to comply with or to perform at or before the Closing shall have been complied with and performed in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company.

8.3.         No Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on Adamis that continues as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

8.4.         Documents. DMK shall have received the following documents:

(a)            a certificate of Adamis executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Adamis confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied;

(b)           certificates of good standing (or equivalent documentation) of each of Adamis and Merger Sub in Delaware, and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Boards of Directors of Adamis and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Adamis and Merger Sub hereunder; and

(c)           Written resignations in forms reasonably satisfactory to DMK, dated on or before the Closing Date and effective as of the Closing, executed by the directors and officers of Adamis whose names are set forth on Annex 5.11.

8.5.         Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Adamis shall have failed to provide, with respect to any Adamis SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.6.         Board of Directors. Adamis shall have caused the Board of Directors of Adamis to be constituted as set forth on Annex 5.1 of this Agreement.

8.7.         Officers. Each of the individuals identified on Annex 5.11 shall have been appointed officers of Adamis as of the Effective Time.

8.8.         Adamis Reverse Stock Split Certificate of Amendment. The Reverse Stock Split Amendment shall have become effective under the DGCL.

8.9.         SEC Reports. Adamis shall have filed with the SEC all reports required to be filed under the Securities Act or Exchange Act.

8.10.        Nasdaq Listing. Adamis shall have (a) conducted a hearing before the Hearings Panel of the Listing Qualifications Department of Nasdaq (the “Nasdaq Panel”), including the submission of a plan of compliance (the “Plan of Compliance”) setting forth Adamis’ plan to regain compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”), (b) the Nasdaq Panel shall have issued a ruling approving the Plan of Compliance, (c) the Adamis Common Stock shall have maintained its listing on Nasdaq as of the Closing Date and (d) since the effectiveness of the Reverse Stock Split, the Adamis Common Stock shall have maintained the minimum bid price required under the Rule.

ARTICLE IX
TERMINATION

9.1.         Termination. This Agreement may be terminated before the Effective Time (whether before or after receipt of the Required DMK Stockholder Vote or Required Adamis Stockholder Vote, unless otherwise specified below):

(a)           by mutual written consent duly authorized by the Boards of Directors of Adamis and DMK;

(b)           by either Adamis or DMK if the Merger shall not have been consummated by (i) June 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill or diligently pursue fulfillment of any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c)           by either Adamis or DMK if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(c) unless that party first shall have used its reasonable best efforts to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or action;

(d)           by either Adamis or DMK if (i) the Adamis Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and Adamis’ stockholders shall have taken a final vote on the Adamis Proposals, and (ii) any of the Adamis Share Issuance Proposal or the Adamis Reverse Stock Split Proposal shall not have been approved or adopted at Adamis Stockholders Meeting (and shall not have been approved or adopted at any adjournment or postponement thereof) by the Required Adamis Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Adamis where the failure to obtain the Required Adamis Stockholder Vote shall have been caused by the action or failure to act of Adamis and such action or failure to act constitutes a breach by Adamis of this Agreement;

(e)            by DMK (at any time before the receipt of the Required Adamis Stockholder Vote) if an Adamis Triggering Event shall have occurred;

(f)            by Adamis (at any time before the receipt of the Required Adamis Stockholder Vote) if a DMK Triggering Event shall have occurred;

(g)           by DMK, upon a material breach of any representation, warranty, covenant or agreement on the part of Adamis or Merger Sub set forth in this Agreement, or if any representation or warranty of Adamis or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Adamis’ or Merger Sub’s representations and warranties or breach by Adamis or Merger Sub is curable by Adamis or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earliest of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from DMK to Adamis or Merger Sub of such breach or inaccuracy; and (iii) Adamis or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Adamis or Merger Sub is cured before such termination becoming effective);

(h)           by Adamis, upon a material breach of any representation, warranty, covenant or agreement on the part of DMK set forth in this Agreement, or if any representation or warranty of DMK shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in DMK’s representations and warranties or breach by DMK is curable by DMK then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from Adamis to DMK of such breach or inaccuracy; and (iii) DMK ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by DMK is cured before such termination becoming effective); or

(i)             by Adamis in accordance with the terms and subject to the conditions of Section 4.5(b)(ii).

9.2.         Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3.         Expenses.

(a)            Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)            Notwithstanding the above, Adamis agrees to pay or reimburse DMK for the amount of the actual out-of-pocket legal and accounting expenses incurred by DMK in connection with the negotiation and entering into of this Agreement and the Contemplated Transactions (and the DMK financial statements required to be included in the Adamis Proxy Statement) and the consummation of the transactions contemplated by this Agreement (the “Expense Payment Amount”). DMK will provide, or arrange for its counsel and independent accounting firm to provide, to Adamis copies of invoices or other customary documentation relating to such expenses. Adamis shall make such payments and reimbursements promptly upon receipt of such invoices or other customary documentation and, in any case, no later than fifteen (15) days after receipt thereof.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1.       Non-Survival of Representations and Warranties. The representations and warranties of DMK, Merger Sub and Adamis contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article X shall survive the Effective Time.

10.2.       Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of DMK and Adamis at any time (whether before or after the receipt of the Required DMK Stockholder Vote or Required Adamis Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of DMK and Adamis.

10.3.       Waiver.

(a)            No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect, except in the specific instance in which it is given.

10.4.       Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed by means of electronic signatures and electronic transmission, and in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5.       Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent that the NJBCA mandatorily applies to matters relating to the Merger, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action or suit to any federal court located in Delaware, and (c) the Parties agree that service of progress may be made in the manner provided for in this Agreement for delivery of notices.

10.6.       Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7.       Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be given by means of hand delivery, registered mail, courier or express delivery service, or facsimile. Notices shall be deemed delivered and received (i) upon delivery by hand, (ii) three (3) Business Days after deposit in the U.S. mails, certified or registered mail, (iii) one (1) Business Day after delivery to a reputable overnight courier service for next business-day delivery (with confirmation of delivery), or (iv) one (1) Business Day after transmission by email, or other electronic transmission, to the number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in written notice given to the other Parties here), with confirmation of successful transmission:

if to Adamis:

Adamis Pharmaceuticals Corporation

11682 El Camino Real, Suite 300

San Diego, CA 92130

Attention: Chief Executive Officer

Telephone No.:            (858) 997-2400

with a copy to:

C. Kevin Kelso, Esq.

Weintraub Tobin

400 Capitol Mall, 11th Floor

Sacramento, CA 95814

Telephone No.:            (916) 558-6000

Facsimile No.              (916) 446-1611

Email:                          kkelso@weintraub.com

if to DMK:

DMK Pharmaceuticals Corporation

50 Division Street, Suite 501

Somerville, NJ 08876

Attention: Chief Executive Officer

Telephone No.:            (908) 698-2390

Email:                          eversi@DMKPharma.com

with a copy to:

Nelson Mullins

Glenlake One, Suite 200

4140 Parklake Avenue

Raleigh, NC 27612

Attention: David Mannheim, Esq

Telephone No.:            (919) 329-3804

Facsimile No.:             (919) 329-3799

Email:                          david.mannheim@nelsonmullins.com

10.8.       Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9.       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination.

10.10.     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the material provisions of the Confidentiality Agreement, as modified by Section 5.10 of this Agreement, were not performed in material respects or were otherwise breached in material respects (a “Confidentiality Action”). It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity, without, solely with respect to a Confidentiality Action, the necessity of proving actual damages and without posting bond or other security.

10.11.     Conflict Waiver; Attorney-Client Privilege.

(a)           Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, managers, members, shareholders, partners, officers, employees, and Affiliates, that (i) Nelson Mullins Riley & Scarborough LLP has acted as counsel to the DMK Stockholders and DMK, in connection with the negotiation, preparation, execution, and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Adamis agrees, and shall cause the Surviving Corporation to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Nelson Mullins Riley & Scarborough LLP (or any successor) (the “DMK Law Firm”) shall not preclude DMK Law Firm from serving as counsel to the DMK Stockholders or any director, manager, member, shareholder, partner, officer, or employee of DMK and the DMK Stockholders, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the transactions contemplated hereby and (ii) Adamis shall not, and shall cause the Surviving Corporation not to, seek or have DMK Law Firm disqualified from any such representation based on the prior representation of DMK by DMK Law Firm. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent, and waiver contained in this Section 10.11(a) shall not be deemed exclusive of any other rights to which DMK Law Firm is entitled whether pursuant to law, contract, or otherwise.

(b)           All communications prior to Closing between or among any of DMK Stockholders and DMK, on the one hand, and DMK Law Firm, on the other hand, relating to the negotiation, preparation, execution, and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the DMK Stockholders and shall not pass to or be claimed by Adamis or the Surviving Corporation. Accordingly, Adamis and the Surviving Corporation shall not have access to any Privileged Communications or to the files of DMK Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the DMK Stockholders (and not Adamis or the Surviving Corporation) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Adamis nor the Surviving Corporation shall be a holder thereof, (ii) to the extent that files of DMK Law Firm in respect of such engagement constitute property of the client, only the DMK Stockholders (and not Adamis nor the Surviving Corporation) shall hold such property rights and (iii) DMK Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Adamis or the Surviving Corporation by reason of any attorney-client relationship between DMK Law Firm and the Surviving Corporation or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Adamis or its Affiliates (including the Surviving Corporation), on the one hand, and a third party other than any of the DMK Stockholders, on the other hand, Adamis and its Affiliates (including the Surviving Corporation) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Adamis nor any of its Affiliates (including the Surviving Corporation) may waive such privilege without the prior written consent of the DMK Stockholders representing the Required DMK Stockholder Vote. In the event that Adamis or any of its Affiliates (including the Surviving Corporation) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Adamis’ counsel, then Adamis shall immediately (and, in any event, within ten (10) days) notify the DMK Stockholders in writing so that the DMK Stockholders can seek a protective order. In furtherance of the foregoing, each of the Parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Surviving Corporation’s files and computer systems, and (ii) after Closing the Parties hereto will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the DMK Stockholders. Adamis agrees that after Closing none of Adamis, the Surviving Corporation, nor their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving any of the DMK Stockholders or any of their Affiliates or (ii) use or assert the Privileged Communications against any member of the DMK Stockholders or any of their Affiliates in any action, litigation, claim, or dispute against or involving any of the DMK Stockholders or any of their Affiliates.

(c)          This Section 10.11 is intended for the benefit of, and shall be enforceable by, DMK Law Firm. This Section 10.11 shall be irrevocable, and no term of this Section 10.11 may be amended, waived, or modified, without the prior written consent of DMK Law Firm.

(d)          By virtue of the approval and adoption of this Agreement by the requisite vote of the DMK Stockholders, each DMK Stockholder (other than a Dissenting Stockholder) agrees to the provisions of this section:

(i)           Each DMK Stockholder (other than a Dissenting Stockholder) hereby appoints Dr. Ebrahim Versi as the Stockholder’s representative (the “Stockholders’ Representative”) to act as the authorized representative of the Stockholders with respect to all matters relating to this Section 10.11 under or in connection with this Section 10.11 requiring any action or decision by any of the Stockholders. The Stockholders’ Representative shall thereupon be authorized to serve as agent and attorney-in-fact for and on behalf of each Stockholder to (i) execute and deliver for and on behalf of any or all Stockholders all agreements, instruments and documents necessary or desirable to carry out the intent of this Section and any other documents, instruments and/or agreements contemplated hereby and thereby, (ii) make any claim following the Closing against Adamis on behalf of the Stockholders (or any of them) relating to this Section, (iii) act as the Stockholders’ exclusive agent for the receipt of any notice of claim by Adamis, pursuant to this Section, (iv) undertake the defense or settlement of any claim relating to this Section, (v) give and receive on behalf of the Stockholders, or any of them, any and all other notices from or to any other Stockholder under this Section, and (vi) and to take all other actions that are necessary or appropriate in the reasonable judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Stockholders’ Representative may, from time to time, be replaced by the Stockholders upon the written approval of the holders representing a majority in interest of the Stockholders based on their respective ownership of DMK Capital Stock prior to the Closing. The Stockholders’ Representative may resign at any time by providing written notice of intent to resign to the Stockholders, which resignation shall be effective upon the earlier of (A) thirty (30) days following delivery of such written notice, or (B) the appointment of a successor by the holders of a majority in interest of the Stockholders based on their respective ownership of DMK Capital Stock prior the Closing.

(ii)          The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative except in the case of gross negligence, bad faith or willful misconduct by the Stockholders’ Representative. The Stockholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by professionals, and any action taken by the Stockholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. A decision, act, consent, instruction or agreement of the Stockholders’ Representative, including an amendment, extension or waiver of this Section, act (or election not to act), agreement or deemed agreement of the Stockholders’ Representative shall constitute a decision, act, consent, instruction or agreement of the Stockholders and shall be final, binding and conclusive upon the Stockholders.

(iii)         Each party hereto and each DMK Stockholder shall be entitled to rely exclusively upon any communication or instruction given or other action taken by the Stockholders’ Representative on behalf of the Stockholders pursuant to this Section, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Stockholders’ Representative on behalf of the Stockholders (or any of them). The Stockholders Representative shall promptly notify Adamis of any replacement of the Stockholders’ Representative. Adamis shall be entitled to assume that any such notice received by them is valid and correct, without any duty or obligation to investigate whether such replacement Stockholders’ Representative was properly appointed.

10.12.     Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)          The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first above written.

ADAMIS PHARMACEUTICALS CORPORATION

By:	/s/ David J. Marguglio
Name:	David J. Marguglio
Title:	Chief Executive Officer

AARDVARK MERGER SUB, INC.

By:	/s/ David J. Marguglio
Name:	David J. Marguglio
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

DMK PHARMACEUTICALS CORPORATION

By:	/s/ Ebrahim Versi
Name:	Ebrahim Versi
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement:

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by DMK or its Representatives, on the one hand or Adamis or its Representatives, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal from such Party.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by DMK, on the one hand or Adamis, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions (except for the Contemplated Transactions) involving:

(a)         any direct or indirect acquisition of assets of a Party (including any voting equity interests of a Party’s subsidiaries) equal to 50% or more of the fair market value of such Party’s consolidated assets or to which 50% or more of a Party’s net revenues or net income on a consolidated basis are attributable;

(b)        direct or indirect acquisition of 50% or more of the shares of Adamis common stock other than in a transaction primarily for purposes of financing;

(c)         tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of a Party’s common stock; or

(d)         merger, consolidation, other business combination or similar transaction involving a Party or any of its Subsidiaries, pursuant to which the other party to the transaction or its affiliates or shareholders would own 51% or more of the consolidated assets, net revenues or net income of the Party and its Subsidiaries, taken as a whole; in all such cases where such transaction is to be entered into with any person or group of persons other than a Party or its affiliates.

(e)         Notwithstanding the foregoing, with respect to Adamis, “Acquisition Transaction” shall not include discussions or agreements regarding or with respect to, or consummation of, one or more transactions regarding or with respect to: (i) sales or other dispositions of assets of Adamis relating to the compounding pharmaceuticals business formerly conducted by Adamis or its Subsidiaries, (ii) commercial, license or other agreements relating to the sale, license or distribution of one or more of Adamis’ FDA approved commercial drug products; (iii) modifications to existing outstanding securities, (iv) issuance of equity or debt securities or agreements in transactions primarily for purposes of financing; or (iv) bankruptcy, dissolution or liquidation proceedings, and no such agreement or transaction shall be deemed to be an “Acquisition Transaction.”

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Adamis Bylaws” shall mean the bylaws of Adamis as currently in effect.

“Adamis Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract between Adamis and any current employee thereof, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with such employee which is terminable “at will” without any obligation on the part of Adamis to make any payments or provide any benefits in connection with such termination.

“Adamis’ Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of Adamis’ officers and directors, and (b) such facts and circumstances each of the officers and directors of Adamis should have known given his involvement in Adamis and the information available to him.

“Adamis Material Contract” means a Material Contract to which Adamis or any of its Subsidiaries is a party that as of the date of this Agreement is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act.

“Adamis Options” shall mean options or other rights to purchase or acquire shares of Adamis Common Stock issued by Adamis.

“Adamis Preferred Stock” shall mean shares of preferred stock, par value $0.0001 per share, of Adamis.

“Adamis Product” shall mean those products, compounds, proteins or other biological materials that are under research or development, manufactured, tested, the subject of trials or studies, distributed and/or marketed by or on behalf of Adamis (and for purposes of clarification shall not include any product or compound formerly manufactured, marketed or sold by Adamis’ U.S. Compounding, Inc. subsidiary.

“Adamis Share Issuance Proposal” means the Proposal that Adamis will include in its Proxy Statement relating to the Adamis Stockholders Meeting to approve the issuance of shares of Adamis Common Stock and Series E Preferred to the securityholders of DMK pursuant to the Merger Agreement and the Merger.

“Adamis Stock Plan” shall mean the Adamis 2020 Equity Incentive Plan.

“Adamis Stock Plans” shall mean the Adamis 2009 Equity Incentive Plan and the 2020 Equity Incentive Plan, considered together.

“Adamis Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred a Change in the Adamis Board Recommendation; (ii) Adamis shall have failed to convene the Adamis Stockholders Meeting within sixty (60) days after the definitive Proxy Statement is filed with the SEC (other than to the extent that Adamis determines, in good faith, that the Required Adamis Stockholder Vote will not be obtained at a meeting held within such time, in such case the sixty (60) day period shall be tolled until such time as Adamis determines, in good faith, that the Required Adamis Stockholder Vote can be obtained at a meeting, in each case in accordance with Section 5.3), (iii) Adamis or any of its Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, or (iv) Adamis shall have delivered a Notice of Superior Proposal under Section 4.5(b).

“Alternative Transaction” means any (a) direct or indirect acquisition of assets of a Party or any of its subsidiaries (including any voting equity interests of a Party’s subsidiaries) equal to 50% or more of the fair market value of such Party’s consolidated assets or to which 50% or more of a Party’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of 50% or more of the shares of Adamis common stock other than in a transaction primarily for purposes of financing, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of a Party’s common stock, or (d) merger, consolidation, other business combination or similar transaction involving a Party or any of its subsidiaries, pursuant to which the other party to the transaction or its affiliates or shareholders would own 51% or more of the consolidated assets, net revenues or net income of the Party and its Subsidiaries, taken as a whole; in all such cases where such transaction is to be entered into with any person or group of persons other than a Party or its affiliates. Notwithstanding the foregoing, with respect to Adamis, “Alternative Transaction” shall not include discussions or agreements regarding or with respect to, or consummation of one or more transactions regarding or with respect to: (i) sales or other dispositions of assets of Adamis relating to the compounding pharmaceuticals business formerly conducted by Adamis or its Subsidiaries, (ii) commercial, license or other agreements relating to the sale, license or distribution of one or more of Adamis’ FDA approved commercial drug products; (iii) modifications to existing outstanding securities, (iv) issuance of equity or debt securities or agreements in transactions primarily for purposes of financing; or (iv) bankruptcy, dissolution or liquidation proceedings, and no such agreement or transaction shall be deemed to be an “Alternative Transaction.”

“Business” shall mean the business and operations of a party.

“Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Company” shall mean Adamis and DMK and their respective Subsidiaries (and, after the Closing, the Surviving Corporation), taken together as a whole.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any necessary Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions expressly contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Convertible Securities” shall mean and include options, warrants and other rights for the purchase of common stock or any stock or security convertible into or exchangeable for common stock.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DMK” shall have the meaning set forth in the Background section.

“DMK Board” shall have the meaning set forth in the Background section.

“DMK Bylaws” shall mean the bylaws of DMK as currently in effect.

“DMK Capital Stock” shall mean shares of DMK Common Stock and, if any, DMK Preferred Stock.

“DMK Charter” shall mean the certificate of incorporation of DMK, as in effect on the date of this Agreement.

“DMK’s Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of Ebrahim Versi, and (b) such facts and circumstances Ebrahim Versi should have known given his involvement in DMK and the information available to him.

“DMK Options” shall mean all options, warrants or other rights, if any, that may be outstanding to purchase, acquire or otherwise receive shares of DMK Capital Stock (whether or not vested) held by current or former employees or directors of or consultants to DMK.

“DMK Product” shall mean those products, compounds, proteins or other biological materials that are under research or development, manufactured, tested, the subject of trials or studies, distributed and/or marketed by or on behalf of DMK.

“DMK Preferred Stock” shall mean shares of preferred stock of DMK.

“DMK Registered IP” means all DMK Patent and Proprietary rights or other intellectual property rights that are owned by or exclusively licensed to DMK that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“DMK Stock Plan” means the DMK 2016 Stock Plan.

“DMK Stockholder” shall mean each holder of any DMK Capital Stock immediately before the Effective Time.

“DMK Triggering Event” shall be deemed to have occurred if (a) DMK or any of its Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, or (b) DMK or any of its Representatives shall change the DMK Board Recommendation or not convene the DMK Stockholders Meeting (or obtain the Required DMK Stockholder Vote by written consent).

“Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising out of any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)         any fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, compliance, corrective or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); or

(b)         financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Law” shall mean all federal, state and local laws, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or processed waste water or otherwise relating in any manner to the environment, pollutants or hazardous substances or materials, including but not limited to the Federal Solid Waste Disposal Act; the Federal Clean Air Act including, without limitation, the Clean Air Act Amendments of 1990; the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; the National Environmental Policy Act; CERCLA; all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency previously, now or at any time hereafter in effect.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by a Party and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Party.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act and the regulations thereunder.

“Form 8-K Amendment” means the amendment to the Form 8-K that Adamis will be required to file with the SEC after the Closing and the Effective Time pursuant to Items 2.01 and 9.01 of Form 8-K, including in order to file certain financial information.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, grant, funding arrangement, permission, variance, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law Requirement, including, without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean all domestic and foreign intellectual property and proprietary rights, including but not limited to all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, (b) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names and brand names, together will all goodwill associated therewith, and all applications and registrations in connection therewith, (c) all works of authorship (whether or not published), copyrights and designs, and all applications and registrations in connection therewith, (d) source code and object code versions of computer software (including data and related documentation) and website content, and (e) trade secrets and confidential business information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information, including all membership lists and databases and related information and profiles).

“IRS” shall mean the United States Internal Revenue Service.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Material Adverse Effect” shall mean any fact, change, event, factor, condition, circumstance, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of a Party (including, following the Merger, the Surviving Corporation and its Subsidiaries), taken as a whole, other than to the extent such effects are due to: (i) the announcement of the transactions contemplated by this Agreement; (ii) economic factors affecting the national, regional or world economy; (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (iv) factors generally affecting the industry or market in which a Party operates; (v) changes in law, rules or regulations applicable to a Party; (vi) changes in GAAP or the interpretation thereof, in each case to the extent required by GAAP; (vii) the Reverse Stock Split; (viii) any change in the stock price or trading volume of Adamis Common Stock (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise excluded by clauses (i) – (vii) of this definition); or (ix) any failure of DMK to obtain additional financing or commitments for additional financing before the closing date.

“Material Contract” shall mean, with respect to DMK, any agreement, instrument or document now in effect (including any amendment to any of the foregoing) to which DMK is a party or by which such Party’s assets are bound:

(a)         with any director, or executive officer of DMK, including any Contract that would give rise to or otherwise result in proxy statement disclosure pursuant to Item 404 of Regulation S-K (assuming that DMK was subject to the requirements of the Exchange Act);

(b)        evidencing, governing or relating to indebtedness for borrowed money or which provides for the imposition of any material lien on any of DMK’s assets;

(c)         that involves expenditures or receipts in excess of $50,000 per annum;

(d)         that in any material way purports to restrict the business activity of DMK or limit the freedom of DMK to engage in any line of business or to compete with any Person;

(e)         other than customary employee offer letters, relating to the employment of, or the performance of services by, any employee or consultant; or pursuant to which a party is or may become obligated to make any severance, termination or similar payment to any employee or director; or pursuant to which a party is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any employee or director;

(f)         (i) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of a party, (ii) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of DMK, or (C) providing a Person with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts pursuant to the DMK Stock Plan and Contracts between DMK and any Person that provide a right of first refusal, right of repurchase or cancellation or similar right in favor of DMK;

(g)        relating to any DMK guaranty or any indemnity or similar obligation;

(h)        (i) imposing any confidentiality obligation on DMK, or (ii) containing “standstill” provisions, in each case other than under agreements entered into in the Ordinary Course of Business that are not material to DMK;

(i)         (i) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (ii) directly or indirectly benefiting any Governmental Entity (including any subcontract or other Contract between DMK and any contractor or subcontractor to any Governmental Entity), or (iii) relating to any funding, grant or similar agreement, proposal or commitment relating to product or product candidate of DMK, or pursuant to which any funding, grant or similar funding is or has been provided to DMK, whether or not from a Governmental Entity or from a different third party;

(j)          relating to any equity or convertible debt funding of DMK;

(k)         relating to the license to DMK of any intellectual property rights other than with respect to “off-the-shelf” or “shrink-wrap” licenses used by DMK; and

(l)          that if terminated or breached would reasonably be expected to have a Material Adverse Effect on DMK or on any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Ordinary Course of Business” shall mean, in the case of each of DMK and Adamis, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Party” or “Parties” shall mean DMK, Merger Sub and Adamis.

“Person” shall mean any individual, Entity or Governmental Entity.

“Pre-Reverse Stock Split Adamis Shares” shall mean shares of Adamis Common Stock before the effective time of the Reverse Stock Split.

“Proxy Statement” shall mean the Proxy Statement to be filed with the SEC by Adamis in connection with the Merger, as said statement may be amended, and mailed to the Adamis stockholders in connection with Adamis Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, advisors and representatives.

“Required Adamis Stockholder Vote” shall mean the vote of the Adamis stockholders that is required under the DGCL or other applicable law to approve the Adamis Proposals.

“Required DMK Stockholder Vote” shall mean the vote or written consent of the DMK Stockholders that is required under applicable law to approve the Merger and the transactions contemplated by this Agreement.

“Reverse Stock Split Ratio” shall mean the number of shares of Pre-Reverse Stock Split Adamis Shares that are combined and converted into one share of New Adamis Common Stock in the Reverse Stock Split, as determined by the Adamis Board and specified in the Adamis Reverse Stock Split Amendment.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Proposal” means an Acquisition Proposal that the board of directors of a Party determines, in its reasonable judgment, to be more favorable to such Party’s stockholders than the terms of the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign taxes of any country, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor Entity.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” shall mean the official interpretations of the Code promulgated by the United States Department of the Treasury.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Term	Section of Agreement
Action	2.6(b)
Adamis	Preamble
Adamis Average Closing Price	1.7(b)
Adamis Board	Background– Paragraph A
Adamis Board Recommendation	5.3(b)
Adamis Common Stock	Background – Paragraph B
Adamis Common Stock Consideration Cap	1.6(a)
Adamis Disclosure Schedule	First paragraph of Article III
Adamis Employee Plans	3.14(a)
Adamis Financial Statements	3.9(b)
Adamis Patent and Proprietary Rights	3.12(a)
Adamis Percentage Threshold	1.7
Adamis Proposals	5.3(b)
Adamis Restated Certificate	1.4(b)
Adamis Reverse Stock Split Amendment	1.5(a)
Adamis Reverse Stock Split Proposal	5.13
Adamis SEC Reports	3.9(a)
Adamis Stockholders Meeting	5.3(a)
Agreement Date	Preamble
Allocation Certificate	5.22
Ancillary Agreements	2.3(a)
Base Date	2.10
Certificate of Merger	1.3
Change in the Adamis Board Recommendation	5.6(c)
Closing	1.3
Closing Date	1.3
Closing Price	1.7(c)
Confidentiality Action	10.10
Confidentiality Agreement	5.16
Current Balance Sheet	2.9(a)
D&O Indemnified Parties	5.8(a)
DGCL	1.3
Dissenting Shares	1.8
Dissenting Stockholder	1.8
DMK	Preamble

Defined Term	Section of Agreement
DMK Audited Financial Statements	5.1(a)
DMK Board	Background – Paragraph A
DMK Board Recommendation	5.2(b)
DMK Common Stock	Background – Paragraph B
DMK Convertible Notes	2.7(c)
DMK Disclosure Schedule	Article II, first paragraph
DMK Employee Plans	2.14(a)
DMK Financial Statements	2.9(a)
DMK Interim Financial Statements	2.9(a)
DMK Law Firm	10.11(a)
DMK License Agreements	7.10
DMK Outstanding Shares	1.7(d)
DMK Patent and Proprietary Rights	2.12(a)
DMK Plan	2.7(b)
DMK Restricted Stock	1.6(c)
DMK Stock Certificate	1.6(e)
DMK Stockholder Matters	5.5(a)
DMK Stockholders Meeting	5.2(a)
DMK Support Agreement	Background – Paragraph G
DMK Valuation	1.7(a)
DMK Written Consent	5.5(a)
DMK 401(k) Plan	5.23
Effective Time	1.3
Entity	2.2
ERISA	2.14(a)
ERISA Affiliate	2.14(a)
Excess Cap Shares	1.6(a)
Exchange Agent	1.10(a)
Expense Payment Amount	9.3(b)
Exchange Ratio	1.7
Exchange Shares	1.10(b)
Grant Date	2.7(f)
Information Statement	5.5(a)
Merger	Background – Paragraph A
Merger Consideration	1.6(a)
Merger Consideration Preferred Shares	1.6(a)
Merger Sub	Preamble
Nasdaq	5.18
Nasdaq Listing Application	5.18
New Adamis Common Stock	1.5(a)(i)
NJBCA	Background – Paragraph D
Notice of Superior Proposal	4.5(b)(ii)
Other Adamis Proposals	5.3(b)
Outside Date	9.1(b)

Defined Term	Section of Agreement
Plan of Merger	Background – Paragraph D
Pre-Closing Period	4.1
Privileged Communications	10.11(b)
Product Licensee	2.22(c)
Registration Statement	5.4
Required DMK Stockholder Vote	2.3(b)
Reverse Stock Split	1.5(a)(i)
Schedule Supplement	5.26
Securities Act	1.6(f)
Series E Preferred	Background – Paragraph B
Series E Preferred Certificate of Designation	Background – Paragraph B
Series E Preferred Conversion Shares	1.6(a)
Specified DMK Stockholder	1.6(a)
Stockholders’ Representative	10.11(d)(i)
Surviving Corporation	1.1
Takeover Statute	2.25
Transfer Taxes	5.12(d)
U.S. Tax Treatment	1.12

EXHIBIT B

FORM OF SUPPORT AGREEMENT

EXHIBIT C

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES E CONVERTIBLE PREFERRED STOCK

ADAMIS PHARMACEUTICALS CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, David J. Marguglio, does hereby certify that:

1.                  David J. Marguglio is the Chief Executive Officer of Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Corporation”).

2.                  The Corporation is authorized to issue 10,000,000 shares of preferred stock.

3.                  The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 15,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.        Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

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“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any convertible debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall initially be equal to one thousand (1,000) per whole share of Series E Preferred Stock, and shall be subject to adjustment as provided herein.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Value” means the last reported closing stock price of a share of Common Stock on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to the date on which a Notice of Conversion is delivered to the Company.

“Holder” means a holder of shares of Series E Preferred Stock.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of February 24, 2023, by and among the Corporation, Aardvark Merger Sub Inc., a Delaware corporation, and DMK Pharmaceuticals Corporation, a New Jersey corporation, as amended, modified or supplemented from time to time in accordance with its terms.

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“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of Series E Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series E Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(b).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, LLC or any successor entity appointed as the transfer agent of the Corporation.

Section 2.        Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and the number of shares so designated shall be 15,000. Each share of Series E Preferred Stock shall have a par value of $0.0001 per share.

Section 3.        Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series E Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series E Preferred Stock.

Section 4.        Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Holders shall be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each Holder shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Series E Preferred Stock held by such Holder is convertible pursuant to Section 6 herein (and after giving effect to and taking into account the Beneficial Ownership Limitation set forth in Section 6(c)) as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each Holder of outstanding Series E Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws. In addition, as long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of Holders of a majority of the outstanding shares of Series E Preferred Stock, directly or indirectly, by merger, consolidation, recapitalization or otherwise (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Certificate of Designation or (b) increase the number of authorized shares of Series E Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

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Section 5.        Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), subject to the rights of the holders of any other outstanding series of Preferred Stock of the Corporation, the Holders shall be entitled to receive, pari passu with the holders of Common Stock of the Corporation, out of the assets, whether capital or surplus, of the Corporation an amount equal to such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 6 herein (without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation set forth in Section 6(c)) immediately prior to such liquidation, dissolution or winding up.

Section 6.        Conversion.

a)       Conversions at Option of Holder. Each share of Series E Preferred Stock (or fraction thereof) shall be convertible, at any time and from time to time at the option of the Holder thereof, into the number of shares of Common Stock (subject to the limitations set forth in Section 6(c)) equal to the Conversion Ratio (and giving effect proportionately to any conversion of a fraction of a share of Series E Preferred Stock). Holders shall effect conversions by providing the Corporation with a written notice of conversion (a “Notice of Conversion”) substantially in the form attached hereto on the Trading Day on which such Holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the applicable Conversion Ratio, the number of shares of Common Stock to be issued, and the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue. The Conversion Shares shall be deemed to have been issued, and the Holder or any other person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery to the Corporation of the Notice of Conversion. To effect conversions of shares of Series E Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series E Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Series E Preferred Stock represented by a certificate held by Holder will have the effect of lowering the outstanding number of Series E Preferred Stock held by such Holder by an amount equal to the number so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of Series E Preferred Stock were issued; provided, however that in such cases the Holder may request that the Corporation deliver to the Holder a certificate representing such non-converted shares of Series E Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the Holder to submit a further Notice of Conversion with respect to such Series E Preferred Stock and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Ratio or the number of Conversion Shares issuable upon a conversion (including without limitation the calculation of any adjustment to the Conversion Ratio pursuant to Section 7 below), the Corporation shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in Section 6(b) below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Corporation’s regularly retained accountants) within three (3) Trading Days following the Corporation’s receipt of such Holder’s Notice of Conversion. The Corporation shall cause such accountant to calculate the Conversion Ratio as provided herein and to notify the Corporation and such Holder of the results in writing no later than three (3) Trading Days following the day on which such accountant received the disputed calculations. Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

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b)       Mechanics of Conversion

i.        Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series E Preferred Stock. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series E Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

ii.        Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the outstanding Series E Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series E Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series E Preferred Stock (without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation set forth in Section 6(c)).

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iii.        Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series E Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such fractional share of Common Stock in an amount equal to such fraction multiplied by the Fair Value or round up to the next whole share (after aggregating all fractional shares).

iv.        Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series E Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series E Preferred Stock, and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

c)       Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series E Preferred Stock, and a Holder shall not have the right to convert any portion of the Series E Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder would beneficially own in excess of the Holder Beneficial Ownership Limitation, or such Holder together with such Holder’s Affiliates and any Persons acting as a group together with such Holder or Affiliates (such Persons, “Attribution Parties”) would beneficially own in excess of the Affiliates Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series E Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Corporation is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Series E Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series E Preferred Stock are convertible shall be in the reasonable judgment of such Holder, in each case subject to the Holder Beneficial Ownership Limitation or the Affiliates Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series E Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Holder Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder. The “Affiliates Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series E Preferred Stock held by the applicable Holder and its Affiliates. The Holder Beneficial Ownership Limitation together with the Affiliates Beneficial Ownership Limitation is collectively known as the “Beneficial Ownership Limitation.” The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series E Preferred Stock.

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d)       Nasdaq Issuance Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to issue any shares of Common Stock, and the Holders shall not have the right to receive, upon conversion of the Series E Preferred Stock, taken as a whole, any shares of Common Stock to the extent such issuance of shares of Common Stock would exceed that number of shares of Common Stock which the Corporation may issue in the aggregate pursuant to the transactions contemplated under the Merger Agreement (including pursuant to this Certificate of Designation) without breaching the Corporation’s obligations under the rules and regulations of the Nasdaq Capital Market (the “Exchange Cap”). In furtherance of the above, no holder of Series E Preferred Stock shall be issued, in the aggregate pursuant to the terms of this Certificate of Designation, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of shares of Series E Preferred Stock held by the Holder and the denominator of which is the aggregate number of shares of Series E Preferred Stock issued on the Original Issue Date to all Holders (with respect to each Holder, the “Exchange Cap Allocation”). In the event that the Holder shall sell or otherwise transfer any of the Holder’s Series E Preferred Stock, the transferee shall be allocated a pro rata portion of the Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Series E Preferred Stock shall convert all of such holder’s Series E Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Series E Preferred Stock on a pro rata basis in proportion to the shares of Series E Preferred Stock then held by each such Holder.

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Section 7.        Certain Adjustments.

a)       Stock Dividends and Stock Splits. If the Corporation, at any time while the Series E Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series E Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be divided by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents pro rata to all the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of the Series E Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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c)       Pro Rata Distributions. Subject to Section 3, during such time as the Series E Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of the Series E Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of the Series E Preferred Stock (without regard to any limitations on Conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)       Merger; Sale of Assets. If at any time while the Series E Preferred Stock is outstanding: (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person pursuant to which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation are converted into or exchanged for shares of another corporation or entity, or are converted into or exchanged for equity securities that represent, less than a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party, immediately following such merger or consolidation; or (ii) the Corporation sells all or substantially all of its assets in a single transaction or a series of related transactions (each, a “Merger or Sale”), then each Holder of the Series E Preferred Stock shall be entitled to receive such number of shares of common stock of the successor or acquiring corporation and/or such other or additional consideration as are receivable by virtue of such Merger or Sale by a holder of the number of shares of Common Stock for which the Series E Preferred Stock held by the Holder is convertible immediately prior to such Merger or Sale (without regard to any limitation in Section 6(c) on the conversion of this Series E Preferred Stock).

e)       Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/1,000th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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f)       Notice of Adjustment. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

g)       Adjustments. In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the Holder shall, upon conversion of such Holder’s Series E Preferred Stock, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 7.

Section 8.        Miscellaneous.

a)        Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

b)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

c)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

d)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

e)       Status of Converted Preferred Stock. Shares of Series E Preferred Stock may only be issued pursuant to the Merger Agreement. If any shares of Series E Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

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f)       Transfers. Upon written notice to the Corporation, a Holder may sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Series E Preferred Stock to any person or entity as long as such transaction is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Merger Agreement and any letter of transmittal executed in connection with the issuance Series E Preferred Stock pursuant to the Merger Agreement. From and after the date of any such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Series E Preferred Stock that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

g)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 11682 El Camino Real, Suite 300, San Diego, CA 92130, Attention: Corporate Secretary, or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to each Holder, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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RESOLVED, FURTHER, that the president and the secretary of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this _____________.

Name: David J. Marguglio

Title: Chief Executive Officer

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NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series E Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s) _________________ , into shares of common stock (“Common Stock”) of ADAMIS PHARMACEUTICALS CORPORATION, according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Date of Conversion:

Preferred Stock to be Converted:

Applicable Conversion Ratio:

Number of Shares of Common Stock to be Issued:

Preferred Stock Held Subsequent to Issuance:

Name of Holder:

Address:

Signature:

Name:

Title:

Holder Requests Delivery to be made: (check one)

☐	By Delivery of Physical Certificates to the Above Address
☐	Through Depository Trust Corporation

(Account _________________)

ANNEX 5.11

DIRECTORS AND OFFICERS

Officers

In addition to the persons who are currently officers of Adamis on the date of the Agreement, effective at the Effective Time, Ebrahim Versi, M.D., Ph.D., shall become Chief Executive Officer of Adamis.

Directors

Adamis shall have the right to designate three (3) persons who will be directors of Adamis immediately after the Effective Time and DMK shall have the right to designate two (2) persons who will be directors of Adamis immediately after the Effective Time.

1.	David J. Marguglio and Richard Williams shall resign as directors and Howard C. Birndorf, Meera J. Desai, Ph.D. and Vickie Reed shall continue as directors, as the designees of Adamis.

2.	Ebrahim Versi, M.D., Ph.D. and Jannine Versi shall be appointed as directors of Adamis, as the designees of DMK, with Dr. Versi serving as Chairman of the Board.